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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Gaming and Leisure Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc.
The 2015 Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. will be held:
June 18, 2015
10:00 a.m. Eastern Time
At the offices of Ballard Spahr LLP
1735 Market Street
Philadelphia, Pennsylvania 19103
The items of business are:

1.
To elect Wesley R. Edens and David A. Handler as Class II directors to hold office until the 2018 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.

3.	To consider a shareholder proposal if properly presented at the Annual Meeting.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Shareholders of record of GLPI common stock (NASDAQ: GLPI) as of the close of business on April 17, 2015 are entitled to vote at the meeting and any postponements or adjournments of the meeting.
By order of the board of directors,
Peter M. Carlino
Chairman of the Board of Directors

Wyomissing, Pennsylvania
April 30, 2015

Your Vote is Important
Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 18, 2015: The Notice of Annual Meeting, Proxy Statement, and Annual Report to Shareholders for the year ended December 31, 2014 are available http://www.cstproxy.com/glpropinc/2015.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company's 2014 performance, please review the Company's Annual Report to shareholders for the year ended December 31, 2014.
ANNUAL MEETING OF SHAREHOLDERS

Time and Date 10:00 a.m. Eastern Time June 18, 2015	Record Date April 17, 2015
Place Ballard Spahr LLP 1735 Market Street, 48th Floor Philadelphia, PA 19103	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date 114,770,016
VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	11
Ratification of Appointment of Ernst & Young LLP	FOR	52
Shareholder Proposal	AGAINST	53

BOARD NOMINEES
The following table provides summary information about each director nominee. Directors are elected by a plurality of votes cast.

	Director Since		Committee Membership
Name, Age		Principal Occupation	ACC	CGC
Wesley R. Edens, 53	2013	Co-Chairman of Fortress Investment Group LLC
David A. Handler, 50	2013	Partner, Centerview Partners

Chair of the Committee	Member

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2014 Performance Highlights
On November 1, 2013, Penn National Gaming, Inc. ("Penn") distributed all of the outstanding shares of our common stock to its shareholders and we began trading on the NASDAQ Global Market under the symbol "GLPI" completely independent from Penn (the "Spin-Off"). As a result of the Spin-Off, we own the real estate and improvements associated with 18 of Penn's current facilities and lease the real property assets back to an affiliate of Penn pursuant to a master "triple-net" lease. The Spin-Off was the culmination of a three-year process designed to unlock significant value for Penn's shareholders by separating its real estate assets from its operating assets and enabling the Company to pursue transactions and diversify its business in a way that it could not achieve as a part of Penn. Following the Spin-Off, the Company relied on transition services from Penn for key functional areas such as accounting, finance, human resources, information technology, legal, risk management and tax. Throughout 2014, the Company continued to grow its staff and decrease its reliance on Penn. At year-end, the Company had 17 full-time employees and transition services from Penn were practically eliminated with only certain insurance advisory services and human resources support services remaining.
Following the Spin-Off, in order to qualify for tax status as a real estate investment trust (a "REIT") for the tax year beginning January 1, 2014, the Company needed to satisfy certain organizational, operational, distribution and compliance requirements, including a purge of historical earnings and profits allocated to the Company in the Spin-Off. On February 18, 2014, the Company issued 21,979,821 shares of common stock and distributed an aggregate of approximately $210 million of cash in the form of a special dividend of historical earnings and profits. On December 19, 2014, the Company made an additional distribution of historical earnings and profits of $37 million in accordance with a Pre-Filing Agreement between the Company and the Internal Revenue Service (the "IRS") pursuant to which the Company and the IRS agreed to the allocation of earnings and profits between Penn and the Company at the time of the Spin-Off.
During 2014, the Company began to execute on its announced strategy to acquire gaming properties in sale/leaseback arrangements and to offer innovative and unique financing solutions to the gaming industry with the acquisition of the Casino Queen located in East St. Louis, Illinois on January 23, 2014. The acquisition was structured as a sale/leaseback of the real property assets and included a five-year term loan to Casino Queen to refinance its existing indebtedness.
In addition to the acquisition of the Casino Queen, the Company completed two development projects in Ohio adding additional properties to the Master Lease with Penn. On August 28, 2014, Hollywood Gaming at Dayton Raceway located in Dayton, Ohio opened to the public featuring 1,000 video lottery terminals, a variety of food and beverage options, a sports bar, entertainment venue and 5/8th-mile harness racing track. On September 17, 2014, Hollywood Gaming at Mahoning Valley Race Course located in Youngstown, Ohio opened to the public featuring 850 video lottery terminals, a variety of food and beverage options plus a sports bar, entertainment venue and one-mile thoroughbred racing track.
For a complete discussion of our financial performance in 2014, please see Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 30 to 48 of our Annual Report on Form 10-K for the year ended December 31, 2014, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.
2014 Executive Compensation
The focus and organization of the Company as a REIT is much different from the business conducted by Penn. Following the Spin-Off, the Compensation and Governance Committee decided to take a fresh look at the Company's executive compensation program to ensure that the Named Executive Officers are properly incentivized and that the performance metrics reflect the Company's operations as a REIT focused on the acquisition and ownership of gaming properties. In doing so, the Committee considered the importance of the unique skill set necessary to appropriately value properties with revenues primarily derived from gaming operations and the need to create a compensation program designed to attract and retain executives with the requisite gaming experience. Accordingly, the Committee adopted the following compensation philosophy that serves as the guide for all executive compensation decisions in order to help us achieve our objectives:
The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value. The Company's program is designed to motivate and reward

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executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.
The Committee believes that it is in the long-term best interests of the Company to provide a significant portion of each executive's compensation in the form of equity incentive based awards. However, we also believe that it is important to provide base salaries that do not motivate or encourage executives to take excessive risks to ensure future financial security. To balance these goals, we structured our 2014 compensation program to include (a) guaranteed and performance based cash, and (b) time and performance based equity incentive awards.

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PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 18, 2015

This Proxy Statement is furnished to you in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. on June 18, 2015 (the "Annual Meeting"), and any postponements or adjournments of the meeting.
The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, Philadelphia, Pennsylvania 19103 at 10:00 a.m. Eastern Time.
On or about May 1, 2015, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet.

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FREQUENTLY ASKED QUESTIONS
When and where will the meeting take place?
The Annual Meeting will be held on June 18, 2015, at 10:00 a.m. Eastern Time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, Pennsylvania 19103.
Why did I receive only a Notice of Internet Availability of Proxy Materials?
As permitted by the Securities and Exchange Commission (the "SEC"), the Company is furnishing to shareholders its notice of the Annual Meeting (the "Notice"), this Proxy Statement and the 2014 Annual Report primarily over the Internet. On or about May 1, 2015, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.
We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.
What is the purpose of this meeting and these materials?
We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.
At the Annual Meeting, you will be asked to vote on the following matters:

•	a proposal to elect two (2) Class II directors to hold office until the 2018 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified (Proposal No. 1);

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2);

•
a shareholder proposal recommending declassification of the Company's board, provided that a representative of the shareholder proponent properly presents the proposal at the Annual Meeting (Proposal No. 3); and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the voting recommendations of the board of directors on these matters?
The board of directors recommends that you vote your shares as follows:

•	FOR each of the board's two (2) nominees as Class II directors for the board of directors (Proposal No. 1).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2).

•	AGAINST approval of the shareholder proposal (Proposal No. 3).
Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is April 17, 2015. You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a bank, broker, or other intermediary. As of that date, there were 114,770,016 shares of common stock outstanding entitled to vote. There is no other class of voting securities outstanding.

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What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most of our shareholders hold their shares through a bank, broker, or other intermediary (that is, in "street name") rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.
Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in "street name," and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote and are also invited to attend the Annual Meeting. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy, executed in your favor, from the bank, broker or intermediary that holds your shares.
What options are available to me to vote my shares?
Whether you hold shares directly as the shareholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:
You may vote via the Internet.

•
If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability.

•	If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email.

•
If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

•
If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

•
Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail.    If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.
You may vote in person at the meeting.    All shareholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker, or other intermediary, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from the bank, broker, or intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

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What if I don't vote for some of the items listed on my proxy card or voting instruction card?
If you properly return your proxy card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of our board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the uncontested election of directors. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker, or other intermediary instructions on how to vote your shares with respect to the election of directors or the shareholder proposal, no votes will be cast on your behalf.
If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be "broker non-votes" with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a plurality of the votes cast or proposals that require a majority of the votes cast.
How is a quorum determined?
The presence, in person, by proxy or by means of electronic technology, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.
What vote is required to approve each proposal at the Annual Meeting?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1	– Election of Directors	Plurality of Votes Cast	No
Proposal No. 2	– Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Proposal No. 3	– Shareholder Proposal	Majority of Votes Cast	No

With respect to Proposal No. 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The two nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two directors and shareholders may not cumulate votes in the election of directors.
With respect to Proposals Nos. 2 and 3, you may vote FOR, AGAINST or ABSTAIN.
If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

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Can I change my vote or revoke my proxy?
Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by Internet, telephone or mail will be counted); or

•	attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.
Are there other matters to be voted on at the Annual Meeting?
We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.
Is a list of shareholders available?
The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders at the Annual Meeting.
Where can I find the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
The solicitation of proxies is being made on behalf of our board of directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We have engaged Georgeson Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.
What do I need to do if I intend to attend the Annual Meeting?
Attendance at the Annual Meeting will be limited to shareholders as of the record date or their duly-appointed proxies. Please note that if you attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver's license or passport. If you are a shareholder holding stock in brokerage accounts or by a bank or other intermediary, you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

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PROPOSAL 1
ELECTION OF DIRECTORS
At our Annual Meeting, shareholders will elect two directors to hold office until our 2018 Annual Meeting of Shareholders. Nominees were recommended and approved for nomination by our Compensation and Governance Committee. The directors shall serve until their successors have been duly elected and qualified or until any such director's earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the two nominees recommended by our board of directors, unless you mark the proxy in such a manner as to withhold authority to vote. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.
The following directors are being nominated for election to our board of directors: David A. Handler and Wesley R. Edens, each to serve for a term through the 2018 Annual Meeting of Shareholders. We did not pay a fee to any third party to identify or evaluate any potential nominees.
Required Vote
Our bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as a director to serve until the 2018 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement.
As previously mentioned, brokers are not permitted to vote your shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proxy so that your votes may be counted on this important matter.
The board of directors recommends a vote FOR the election of each of the nominated directors.
The following biographical information is furnished as to each nominee for election as a director and each of the current directors.
Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2018 Annual Meeting
Wesley R. Edens, age 53, has served as a member of our board of directors since October 2013. Prior to serving as one of our directors, Mr. Edens served as a director of Penn National Gaming, Inc. ("Penn") from 2008 to 2013. Mr. Edens has been Co-Chairman of the board of Fortress Investment Group LLC ("Fortress"), since August 2009, and he has been a member of the board of Fortress since November 2006. Mr. Edens has been a member of the management committee of Fortress since co-founding the company in 1998. Mr. Edens is responsible for Fortress' private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of New Residential Investment Corp., New Senior Investment Group, Florida East Coast Railway Corp., New Media Investment Group Inc., Mapeley Limited, Nationstar Mortgage Holdings Inc., and Newcastle Investment Corp., and he is a director of Intrawest Resorts Holdings, Inc., Springleaf Finance Corporation, Springleaf Holdings Inc. and Springleaf Finance Inc. Mr. Edens also previously served on the boards of the following publicly traded companies and registered investment companies: Brookdale Senior Living Inc., from September 2005 to June 2014; GAGFAH S.A, from September 2006 to June 2014; Gatehouse Media Inc. from June 2005 to November 2013; Aircastle Limited from August 2006 to August 2012; Rail America Inc. from November 2006 to October 2012; Eurocastle Investment Limited, from August 2003 to November 2011; Whistler Blackcomb Holdings Inc., from October 2012 to November 2012; Fortress Investment Trust II, from July 2002 (deregistered with the SEC in January 2011); Fortress Registered Investment Trust, from December 1999 (deregistered with the SEC in September 2011); and FRIT PINN LLC, from November 2001 (deregistered with the SEC in September 2011). Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management, Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University. Mr. Edens brings to our board of directors significant experience as a chief executive officer and proven ability to manage multiple properties and businesses. He also has significant capital investment, financing and mergers and acquisitions experience and has a significant amount of experience with real estate investment trusts. As part of his role at Fortress, and as is common for principals of private equity sponsor companies, Mr. Edens serves as a

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director of certain public portfolio companies in which Fortress has an investment, including publicly traded real estate investment trusts. Mr. Edens' contribution to our board of directors is enhanced both by the valuable perspectives he obtains in connection with such other board service as well as by the substantial resources available to him to support his work as a director of these portfolio companies.
David A. Handler, age 50, has served as a member of our board of directors since October 2013. Mr. Handler has also served as a director of Penn since 1994. In August 2008, Mr. Handler joined Centerview Partners, a boutique financial advisory and private equity firm, as a Partner. From April 2006 to August 2008, he was a managing director at UBS Investment Bank. Prior to becoming a managing director at UBS Investment Bank, he was a senior managing director at Bear Stearns & Co., Inc. Mr. Handler brings to our board of directors experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background is expected to be an invaluable asset to us, particularly in connection with evaluating potential acquisition and financing opportunities.
Member of the Board of Directors Continuing in Office for a Term Expiring at the 2016 Annual Meeting
Peter M. Carlino, age 68, has been the chairman of our board of directors and our chief executive officer since our inception in February 2013. Mr. Carlino has served as the chairman of the board of directors of Penn since April 1994 and served as chief executive officer of Penn from 1994 until October 2013. Since 1976, Mr. Carlino has been President of Carlino Capital Management Corp., a holding company that owns and operates various Carlino family businesses, in which capacity he has been continuously active in strategic planning and monitoring the operations. Having served as the chairman of Penn's board of directors since 1994 and as chief executive officer for 19 years, Mr. Carlino brings to our board of directors extensive management experience, critical knowledge of our properties and knowledge and understanding of Penn and the gaming industry in general. Moreover, as the largest beneficial owner of our common stock following our spin-off from Penn, his interests are significantly aligned with our efforts to enhance long-term shareholder value.
Members of the Board of Directors Continuing in Office for a Term Expiring at the 2017 Annual Meeting
Joseph W. Marshall, III, age 62, has served as a member of our board of directors since October 2013. Mr. Marshall has also served as the Vice Chairman of the law firm Stevens & Lee, PC and Vice Chairman of Griffin Holdings, LLC since February 2010. In addition to a number of other boards, including the Cancer Treatment Centers of American-Eastern Regional Medical Center and First Bank of Delaware, Mr. Marshall served on the board of directors of SIGA Technologies, Inc. (NASDAQ) since 2009. From 2001 to 2008, Mr. Marshall served as the Chairman and CEO of Temple University Health System, one of the largest health care organizations in Pennsylvania. Mr. Marshall served as director of Health Partners, a provider-owned Medicaid/Medicare Health Maintenance Organization operating in Greater Philadelphia, from 2003 to 2008. Mr. Marshall also previously served on the Pennsylvania Gaming Control Board, Pennsylvania Ethics Commission and the Medicaid Commission created by Congress and established by the Honorable Michael O. Leavitt, Secretary of the U.S. Department of Health & Human Services. In addition, Mr. Marshall is a member of the Board of Trustees of Temple University and Salus University. Mr. Marshall was selected to be a member of our board of directors because of his extensive experience and knowledge of gaming regulation and his significant directorial and executive experience in both the private and public sectors.
E. Scott Urdang, age 65, has served as a member of our board of directors since October 2013. Mr. Urdang, who retired in 2012, was the founder, CEO, and Chairman of Urdang Capital Management (now Center Square Capital Management, Inc.), a wholly-owned subsidiary of BNY Mellon. Center Square Capital Management is an investment management company that manages and participates in public, private, global, and US-only real estate investment strategies. Mr. Urdang founded the company in 1987 which at the time of his retirement had in excess of $5 billion under management. From 1984-1987, Mr. Urdang was a partner at Laventhol and Horwath, a national consulting and accounting firm, where he served as regional partner in charge of real estate consulting with national responsibility for its pension consulting practice. Mr. Urdang also has experience as a Vice-President of Finance of a large regional development company that was involved in residential subdivisions, office buildings, apartments and shopping centers. Mr. Urdang has 20 years of experience teaching both undergraduate and graduate courses in economics, corporate finance, and real estate finance and investment analysis at the Wharton School of the University of Pennsylvania. Mr. Urdang was selected to be a member of our board of directors because of his extensive experience, comprehensive knowledge and strong record of success in the real estate industry as an investor, developer, entrepreneur, and professor.

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Our directors serve subject to the requirements of our charter and bylaws, which require that directors not be "unsuitable persons." Gaming laws require our directors to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. If one of our directors were to be determined to be an "unsuitable person" within the meaning of our charter, he or she would be subject to removal for cause by the remaining members of the board of directors or by shareholders with a vote of 75% of the votes cast at a shareholders meeting.
There are no family relationships among any of our directors or executive officers.
Board Composition
Our business and affairs are managed under the direction of our board of directors, which currently consists of five members. Our bylaws provide that our board of directors will consist of a number of directors to be fixed exclusively by resolution of the board of directors. Our board is currently set at five directors.
Our charter provides for a staggered, or classified, board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Messrs. Marshall and Urdang, and their terms will expire at the annual meeting of shareholders to be held in 2017;

•	the Class II directors are Messrs. Edens and Handler, and their terms will expire at the Annual Meeting; and

•	the Class III director is Mr. Carlino, and his term will expire at the annual meeting of shareholders to be held in 2016.
Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of shareholders in the year in which that term expires. Each director's term continues until the election and qualification of his successor, or his earlier death, resignation, retirement, disqualification or removal. Newly created directorships resulting from any increase in the number of directors and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present. A director may be removed by the board of directors only with cause or by the shareholders only with cause and only by the vote of 75% of the shares entitled to vote. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors will make it more difficult for a third party to acquire control of our Board.
Director Independence
Our board of directors observes all applicable criteria for independence established by The NASDAQ Stock Market LLC ("NASDAQ") and other governing laws and applicable regulations. No director will be deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of our directors, other than Mr. Carlino, are independent as defined under the corporate governance rules of NASDAQ. Of these independent directors, our board has determined that each of (i) Messrs. Marshall, Handler and Urdang, who comprise our Audit and Compliance Committee, and (ii) Messrs. Edens, Handler and Urdang, who comprise our Compensation and Governance Committee, satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and NASDAQ.
Board Leadership Structure and Board's Role in Risk Oversight
Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the board of directors. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Compensation and Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our Chief Executive Officer also serves as the Chairman of the board. The board believes this is appropriate because of the Chairman's role in leading the Company and his proven track record of generating significant shareholder value for Penn over the years prior to the spin-off transaction, which led to the creation of the Company. Moreover, the board believes that the Chairman's substantial beneficial ownership of the Company's equity has strongly aligned his interests with the interests of shareholders. Because we have

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selected to have Mr. Carlino serve in both the roles of Chairman and Chief Executive Officer, we have appointed Mr. Marshall to be our lead independent director. As lead independent director, Mr. Marshall is responsible for, among other tasks, the resolution of conflicts of interest that relate to our directors who also serve on the board of directors of Penn.
Our board of directors plays an active role in the oversight of risks impacting our Company and the management team is charged with managing such risks. Our board of directors works closely with management to ensure that integrity and accountability are integrated into our operations. Our Compensation and Governance Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as risks associated with the independence of the board of directors. Our Audit and Compliance Committee oversees management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors is regularly informed regarding such risks through committee reports and otherwise.
Meetings and Attendance
During 2014, the Board met eight (8) times, the Audit and Compliance Committee met ten (10) times and the Compensation and Governance Committee met two (2) times. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he served in 2014.
Our board of directors generally expects its members to attend the annual meeting of shareholders and we believe that all of our directors will attend this year's Annual Meeting.
Committees of the Board of Directors
Our board of directors has established the following committees: the Audit and Compliance Committee and the Compensation and Governance Committee. The composition of each such committee satisfies the independence requirements and current standards of the SEC and the rules of NASDAQ (as applicable). Current copies of the charters for each of these committees are available on our website, www.glpropinc.com, under the "About" section.
Audit and Compliance Committee
The duties and responsibilities of the Audit and Compliance Committee are set forth in its charter, which is available on our website, and includes the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the Audit and Compliance Committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management and the independent registered public accounting firm our earnings press releases;

•
to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm;

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	to review and approve related party transactions that would be required to be disclosed in our SEC reports.
Our Audit and Compliance Committee is comprised of Joseph W. Marshall, III (chair), David A. Handler and E. Scott Urdang. Our board of directors has determined that all members of our Audit and Compliance Committee are independent under the director independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of NASDAQ, that each member meets the heightened independence standards for service on the Audit and Compliance Committee and satisfies the financial literacy and other requirements for "audit committee" members under applicable NASDAQ rules and that Mr. Marshall is an "audit committee financial expert"

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as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
Compensation and Governance Committee
The duties and responsibilities of the Compensation and Governance Committee are set forth in its charter, which is available on our website, and which includes the following:

•	to determine, or recommend for determination by our board of directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•
to review and discuss with management the Company's compensation policies and practices and management's assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans;

•
to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices;

•	to recommend members for each committee of the board of directors; and

•	to recommend the compensation of directors.
Our Compensation and Governance Committee is comprised of David A. Handler (chair), Wesley R. Edens and E. Scott Urdang. Our board of directors has determined that all members of our Compensation and Governance Committee are independent under the director independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of NASDAQ. The Compensation and Governance Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation and Governance Committee may deem appropriate in its sole discretion.
Compensation and Governance Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in 2014 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation and Governance Committee. Additional information concerning transactions between us and entities affiliated with members of the Compensation and Governance Committee is included in this Proxy Statement under the heading "Certain Relationships and Related Party Transactions."

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Director Compensation
The Company pays director fees to each director who is not an employee of the Company as shown in the table below:

Schedule of Directors Fees

Annual Retainer	$100,000
Committee Chair Retainer	$25,000 for the Audit and Compliance Committee
$20,000 for the Compensation and Governance Committee
Committee Member Retainer	$10,000 for the Audit and Compliance Committee
$7,500 for the Compensation and Governance Committee
The following table sets forth information on compensation of all our non-employee directors for 2014:

	Current Year Compensation			Equity Outstanding (3)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)	Stock Ticker	Stock Awards
Wesley R. Edens	107,500	150,021	257,521	GLPI	13,054
				PENN	7,101
David A. Handler	130,000	150,021	280,021	GLPI	13,054
				PENN	7,101
Joseph W. Marshall, III	125,000	150,021	275,021	GLPI	4,126

E. Scott Urdang	110,625	150,021	260,646	GLPI	4,126

(1)	Cash fees include annual director's retainer and, where applicable, committee fees.

(2)
The amounts listed above are calculated based on the closing price on the day prior to grant date. In 2014, each non-employee director was granted an award of 4,126 shares of restricted stock, which for financial reporting purposes are deemed to have a grant date fair value of $150,021.

(3)
Equity outstanding includes restricted stock awards and phantom stock units outstanding as of December 31, 2014. Mr. Edens and Mr. Handler each earned 7,101 PENN phantom stock units as a Penn National Gaming, Inc. Board Member prior to Spin-Off.

Communications with the Board of Directors
The board feels it is important for shareholders and others to have a process to send communications to the board. Shareholders who wish to communicate with directors should do so by writing to Gaming and Leisure Properties, Inc., 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the board of directors or board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company's Audit and Compliance Committee.

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Director Nomination Process
Minimum Qualifications of Directors
The Compensation and Governance Committee of the board of directors is responsible for evaluating and recommending candidates for membership on our board, including director nominees suggested by, among others, other board members, management and shareholders. Our Compensation and Governance Committee may also retain professional search firms to identify candidates.
The Compensation and Governance Committee seeks to identify, as candidates for director, persons with gaming and/or real estate industry knowledge, senior management experience, diversity of viewpoints, business acumen, strength of character, integrity and mature judgment. The Compensation and Governance Committee will also consider a candidate's background and skills, including financial literacy, independence, and the contribution he or she would make in light of the Company's business strategy; a candidate's ability to meet the suitability requirements of all relevant regulatory authorities; a candidate's ability to represent the interests of the shareholders; a candidate's ability to work constructively with the Company's management and other directors; and a candidate's availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties among other considerations set forth in the Company's Corporate Governance Guidelines, available on our website, www.glpropinc.com, under the "About" section.
Shareholder Nominations of Directors and Other Business
Shareholders who (a) are not "Unsuitable Persons," as that term is defined in our charter, (b) have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation and (c) are entitled to vote at the annual meeting, may submit director nominations and proposals for other business for consideration by the board of directors and the Compensation and Governance Committee, as applicable, to be raised from the floor at our Annual Meeting, provided that such recommendations are in proper written form and timely received by the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The requirements set forth in this section do not relate to shareholder proposals intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act.
With respect to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, all notices must include the following information as further outlined in our bylaws:

•	the name and address of such shareholder, as they appear on the Company's books, the telephone number of such shareholder, and the name, address and telephone number of such beneficial owner, if any;

•
a statement or SEC filing from the record holder of the shares, derivative instruments or other interests verifying the holdings of the beneficial owner and indicating the length of time the shares, derivative instruments or other interests have been held by such beneficial owner and any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including, but not limited to, voting arrangements, rights to dividends or performance related fees associated with any securities held, material legal proceedings involving the Company, its directors, officers or affiliates, and any material interest in any material contract or agreement with the Company, its affiliates or any principal competitors;

•	a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting;

•
a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other interests through the date of the Company's next annual meeting of shareholders; and

•
a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by such shareholder and beneficial owner, and such additional information,

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documents, instruments, agreements and consents as may be deemed useful to the board of directors to evaluate whether such shareholder or beneficial owner is an unsuitable person.
Any notice pertaining to a shareholder recommendation for nomination for election or reelection as a director, must also include the following information:

•
all information relating to the recommended nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

•
a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the recommended nominee were a director or executive officer of such registrant;

•
a description of all relationships between the proposed nominee and the recommending shareholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending shareholder and the beneficial owner, if any, and the recommended nominee regarding the nomination;

•
a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company;

•
a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by the recommended nominee, and such additional information, documents, instruments, agreements and consents as may be deemed useful to the board of directors to evaluate whether such nominee is an Unsuitable Person; and

•
the written representation and agreement (in the form provided by the Secretary upon written request) of the recommended nominee that he or she (1) is not and will not become a party to voting commitment that has not been disclosed to the Company or that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary duties under applicable law, (2) is not and will not become a party to any compensation arrangement with any person or entity in connection with service or action as a director that has not been disclosed, and (3) in such person's individual capacity, and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance and other policies and guidelines of the Company.

Any notice as to any business other than a recommendation for nomination of a director or directors that the shareholder proposes to bring before the meeting, must also set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business, (2) a description of all contracts, arrangements, understandings and relationships between such shareholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such shareholder and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration).
Code of Business Conduct and Ethics
Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Disclosure regarding any amendments to the code, or any waivers of its requirements, will be included in a current report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of the SEC and

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NASDAQ. A copy of our code of business conduct and ethics is available on our website, www.glpropinc.com, under the "About" section.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including the size and composition of our board of directors, board membership criteria and director qualifications, director responsibilities, roles of the chairman of the board of directors and chief executive officer, meetings and roles of independent directors, committee responsibilities and assignments, stock ownership guidelines, board member access to management and independent advisors and direct communications with third parties. A copy of our Corporate Governance Guidelines, available on our website, www.glpropinc.com, under the "About" section.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation and Governance Committee is responsible for the Company's executive compensation program. For purposes of the following Compensation Discussion and Analysis, the terms "Committee" or "we" or "our" refer to the Compensation and Governance Committee of the Board.
Executive Summary
On November 1, 2013, Penn National Gaming, Inc. ("Penn") distributed all of the outstanding shares of the Company's common stock to its shareholders and the Company began trading on the NASDAQ Stock Market under the symbol "GLPI" completely independent from Penn (the "Spin-Off"). At the time of the Spin-Off, the Company owned the real estate and improvements associated with 19 of Penn's current facilities and leased the real property assets back to an affiliate of Penn pursuant to a master "triple-net" lease. The Spin-Off was the culmination of a three-year process designed to unlock significant value for Penn's shareholders by separating its real estate assets from its operating assets and enabling the Company to pursue transactions and diversify its business in a way that it could not achieve as a part of Penn. Penn's stock price increased 31% with the announcement of the spin transaction on November 15, 2012.
Effective with the Spin-Off, three members of Penn's executive management team resigned from Penn and joined the Company: Peter M. Carlino, Chairman and Chief Executive Officer; William J. Clifford, Senior Vice President and Chief Financial Officer; and Steven T. Snyder, Senior Vice President, Corporate Development. The Company added two more members to its management team in early 2014 with the addition of Brandon J. Moore, Senior Vice President and General Counsel, and Desiree Burke, Senior Vice President and Chief Accounting Officer, both of whom were previously employed with Penn (along with Messrs Carlino, Clifford and Snyder, each a "Named Executive Officer"). Following the Spin-Off, the Company relied on transition services from Penn for key functional areas such as accounting, finance, human resources, information technology, legal, risk management and tax. Throughout 2014 the Company continued to grow its staff and decrease its reliance on Penn. At year-end, the Company had 17 full-time corporate employees and transition services from Penn were practically eliminated with only certain insurance advisory services and human resources services remaining.
In addition to building key infrastructure necessary to become independent from Penn, the Company had several notable achievements in its first full year of operations:

•
January 3, 2014: The Company's Board declared a $1.05 billion special dividend of historical earnings and profits payable in cash and shares of the Company's common stock. The special dividend was necessary to qualify as a real estate investment trust (REIT) for the taxable year beginning on January 1, 2014. Prior to declaring the dividend, management provided evidence to the Board that all necessary processes and procedures were in place to qualify as a REIT.

•
January 23, 2014: The Company completed the acquisition of the real property assets of the Casino Queen located in East St. Louis, Illinois. The deal was structured as a sale/leaseback and provided quick proof that the Company could execute on its announced strategy.

•	February, May, August and November 2014: The Company's Board declared quarterly dividends of $0.52 per share.

•	February 28, 2014: The Company was added to the MSCI US REIT Index.

•
August 2014: The Company completed construction of Hollywood Gaming at Dayton Raceway located in Dayton, Ohio. The gaming and racing facility opened to the public on August 28, 2014 under Penn's operation and is included in the Master Lease.

•
September 2014: The Company completed construction of Hollywood Gaming at Mahoning Valley Race Course located in Youngstown, Ohio. The gaming and racing facility opened to the public on September 17, 2014 under Penn's operation and is included in the Master Lease.

•
September 19, 2014: The Company acquired land and a building under construction in Wyomissing, Pennsylvania to serve as the Company's new corporate headquarters. The project is expected to be completed in the second half of 2015.

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•
November 18, 2014: In addition to the quarterly dividend of $0.52 per share, the Board declared one-time, non-recurring dividends of $0.40 per share, which included an additional $38 million in historical earnings and profits and $6 million in taxable income. The additional historical earnings and profits distribution was the result of a Pre-Fling Agreement between the Company and the Internal Revenue Service (IRS) in which the Company and the IRS agreed to the allocation of historical earnings and profits between Penn and the Company in the Spin-Off. This agreement ensures the Company that the purge of historical earnings and profits in 2014 was sufficient to qualify as a REIT.

For a complete discussion of the Company's financial performance in 2014, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 30 to 48 of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.
2014 Compensation Structure
The focus and organization of the Company as a REIT is much different from the business conducted by Penn. Following the Spin-Off, the Committee took a fresh look at the Company's executive compensation program to ensure that the Named Executive Officers are properly incentivized and that the performance metrics reflect the Company's operations as a REIT focused on the acquisition and ownership of gaming properties. In doing so, we considered the importance of the unique skill set necessary to appropriately value properties with revenues primarily derived from gaming operations and the need to create a compensation program designed to attract and retain executives with the requisite gaming experience.
In structuring the Company's executive compensation program for 2014, the Committee's primary objective was to align pay with performance while taking into consideration shareholder feedback, industry and general market trends in compensation practices, as well as the advice and recommendations of our independent compensation advisor. To achieve this objective, the Committee engaged FTI Consulting, Inc. to assist in the development of an executive compensation program tailored to the Company's business. The key elements included:

•
Base Salary:  The base salaries of each of the Named Executive Officers was not increased when they transferred to the Company, with the exception of Brandon J. Moore who was promoted from a Vice President position at Penn to Senior Vice President and General Counsel for the Company.

•
Time-Based Equity Awards:  Time-based equity awards were granted in the form of restricted stock subject to an established vesting schedule described below under Overview of 2014 Compensation - Long Term Fixed Equity Awards. Peter M. Carlino received 55,000 shares of the Company's restricted stock; William J. Clifford received 27,500 shares of the Company's restricted stock; Steven T. Snyder received 17,500 shares of the Company's restricted stock; Desiree A. Burke received 12,500 shares of the Company's restricted stock; and Brandon J. Moore received 10,000 shares of restricted stock.

•
Performance-Based Equity Awards: Performance-based equity awards were granted in the form of restricted stock subject to the achievement of certain performance measures described below under Overview of 2014 Compensation - Long Term Performance-Based Equity Awards and can vest from 0% to 100%. Peter M. Carlino received a maximum of 220,000 shares; William J. Clifford received a maximum of 110,000 shares; Steven T. Snyder received a maximum of 70,000 shares; Desiree A. Burke received a maximum of 50,000 shares; and Brandon J. Moore received a maximum of 40,000 shares.

•
Cash Awards:  The Named Executive Officers received the following cash bonuses for 2014 based on the achievement of certain performance measures described below under Overview of 2014 Compensation - Annual Performance Cash Awards: Peter M. Carlino received $1,910,683; William J. Clifford received $1,236,637; Steven T. Snyder received $557,283; Desiree A. Burke received $197,186; and Brandon J. Moore received $159,224.

The Committee's intention to align the interests of management with shareholders with a significant percentage of compensation opportunity based on performance was tested in 2014. Notable achievements included adding three new properties to its portfolio, achieving REIT status and gaining independence from the services of Penn. However, these significant achievements did not translate into an increase in the Company's stock price. As a result, Named Executive Officers earned a partial payout under the cash bonus award program but, had the performance-based stock awards matured on December 31, 2014, they would have had no value.

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A complete description of each of these compensation programs is set forth in the section entitled Overview of 2014 Compensation beginning on page 25.
2015 Compensation Structure
The Committee believes that the compensation program for the Company's Named Executive Officers in 2014 provided the right balance between performance-based and fixed compensation to properly align the interests of management with shareholders without encouraging undue financial risks. The Named Executive Officers were rewarded in part for their ability to grow the Company's dividend with the addition of three new properties but the performance-based restricted shares, a significant component of their 2014 compensation, had no value as of December 31, 2014. As a result, the Committee retained the same compensation program for 2015 with a few minor adjustments described below to the cash performance awards. The base salaries and bonus levels of the Named Executive Officers did not increase.
Shareholder Outreach
The Company engaged in two separate outreach efforts during 2014. As a newly created public company, the first outreach efforts occurred in connection with the Company's first annual meeting held on June 18, 2014. This was the first coordinated effort to reach the Company's new shareholder base to discuss corporate governance concerns. The second occurred during the fourth quarter of 2014 and was targeted at shareholders that either withheld votes or voted against the recommendations of the Board. As a result of discussions with shareholders, the Board authorized an amendment to the Company's Amended and Restated Bylaws to remove a provision prohibiting an individual from qualifying for service as a director of the Company if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company, except as approved by the Board. After discussing this provision with certain shareholders, the Board concluded that concerns raised by shareholders outweighed the benefits to the Company.
In addition to coordinated outreach efforts focused on the Company's corporate governance, members of the Company's senior management team participated at investor conferences throughout 2014 and hosted analysts and institutional investors at its corporate headquarters. These outreach efforts provided numerous forums for investors and prospective investors to discuss with management a wide variety of subjects important to them, including executive compensation.
2014 Shareholder Vote on Say on Pay
The results of the shareholder advisory vote on executive compensation at GLPI's 2014 Annual Meeting of Shareholders were supportive of its 2013 compensation programs with 97% of the voted shares approving. Further, shareholders approved a triennial vote on executive compensation. However, we intend to maintain active and open communication with shareholders over the course of this three-year period, as evidenced by our removal of the bylaw provision described above, and will continue to analyze the effectiveness of our compensation programs to ensure that they continue to provide management with the right incentives.
Compensation Philosophy and Objectives
Objectives of Compensation Program
The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and further its strategic interests. Specifically, the Company's compensation objectives are to:

•
Offer a competitive and balanced compensation program by taking into consideration the total compensation opportunity offered by other REITs and gaming companies in order to reflect the unique experience required of our management team.

•	Utilize a mix of fixed and performance-based compensation designed to closely align the interests of management with those of the Company's shareholders.

•	Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in and access to the capital markets.

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Compensation Philosophy
To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:
The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.
We believe that it is in the long-term best interests of the Company to provide a significant portion of each executive's compensation in the form of equity incentive based awards. However, we also believe that it is important to provide base salaries that do not motivate or encourage executives to take excessive risks to ensure future financial security. To balance these goals, we believe that the appropriate compensation program includes (a) fixed and performance-based cash and (b) both time and performance-based equity incentive awards. We focused on the appropriate balance of each of these components in developing our 2014 executive compensation program.
Key Compensation Practices
The Committee, in consultation with our independent compensation advisor and management team, considered compensation practices identified as "best practices" by various market constituents. We incorporated into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value, including:

•	no employment agreements or arrangements containing "single trigger" change in control provisions;

•	no employment agreements or arrangements containing tax gross-ups or other similar tax indemnification provisions;

•	compensation largely based on multiple performance metrics, including dividend yield, adjusted funds from operations, relative total shareholder return and acquisition activity;

•	compensation that includes a combination of variable and fixed incentive opportunities; and

•	established maximum bonus opportunities.

We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders without encouraging undue risks.
We have also taken steps to protect shareholder interests and promote shareholder value in both the design and in the administration of the Company's equity compensation program. Under the terms of our 2013 Long-Term Incentive Compensation Plan (the "Plan"), awards to employees are administered by the Committee and will generally include vesting schedules designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years before all of their awards may be settled. Further, the Plan neither permits the exercise price of outstanding stock options or stock appreciation rights to be reduced nor permits the grant of discounted stock options or stock appreciation rights.
Annual Review and Approval Process
Role of the Committee
Our Committee meets each year to review and approve the executive compensation packages for the Chief Executive Officer and each of the other executive officers as well as to confirm and approve performance-based awards earned for the most recently completed year. In establishing compensation packages, we consider numerous factors and data, including:

•	the Company's performance relative to its REIT, and to a lesser degree gaming and hospitality, peers;

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•	management's ability to grow adjusted funds from operations ("AFFO");

•	the dividend payout for the previous fiscal year and projected dividend for the current year;

•	management's ability to enter into definitive acquisition agreements for properties that will be accretive to the Company's AFFO and dividend;

•	the performance of the Company's properties in Perryville and Baton Rouge;

•	the individual performance of the individual executives and their total compensation relative to similarly situated executives;

•	a breakdown of the various components of each executive officer's compensation package;

•	perquisites and others benefits offered to each executive; and

•	the performance of previous compensation awards.
The Committee reviews this information with its compensation consultant and certain members of the executive management team to revise or confirm the compensation packages for each executive officer. One of our goals is to ensure that base salaries and total compensation packages are appropriate to attract and retain executives with the gaming and real estate experience necessary to create long-term shareholder value. We will also alter performance measures and/or the mix of cash and long-term equity incentive awards as necessary to ensure that management incentives continue to be aligned with shareholders.
Role of Management
The Company's Chief Executive Officer and Chief Financial Officer work closely with the Committee to analyze relevant peer data and to determine the appropriate base salary, cash bonus and incentive award levels for each member of the executive management team. However, while the Committee values the judgment and input from the CEO and CFO, and considers their recommendations, the Committee ultimately retains sole discretion to approve the compensation packages for each Named Executive Officer.
Role of Compensation Consultant
We retained FTI Consulting, Inc. ("FTI"), an independent compensation consultant, to advise the Committee on compensation related matters. The Committee and members of the management team met with FTI shortly after the Spin-Off to begin the process of establishing an executive compensation program for the Company's executive officers for 2014. The Committee selected FTI because of its experience in assisting other REITs in determining the optimal type and balance of cash and incentive award components in a manner intended to align the interests of management and shareholders while being competitive. In addition to other tasks, FTI worked with management and the Committee to develop a peer group for use in structuring the Company's executive compensation program. FTI and the Company review the peer group annually to ensure that it provides an accurate representation of the Company's peers. A description of the process and rationale utilized for selecting our peer group is described below.
The Committee has determined that no conflict of interest exists between FTI and the Company (including the company's Board of Directors and the Company's management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. Neither FTI nor any affiliate provided additional services to the Company or its affiliates in excess of $120,000 during 2014.
FTI reviews the current compensation of each executive officer on several levels, including (a) cash versus equity-based incentive awards; (b) fixed versus variable, (c) time-based vesting versus performance-based vesting and (d) short-term awards versus long-term awards. In addition, FTI provides the Committee with information regarding the compensation levels of executive officers in our selected peer group, as well as, current compensation "best practices" and trends in the REIT and gaming industries. Based on all of the available information and discussions with the Chief Executive Officer and Chief Financial Officer, FTI provides its recommendation to the Committee as to the appropriate compensation of each executive officer or confirms for the Committee that the suggested compensation packages are reasonable.
Peer Group
In selecting and reviewing the Company's peer group, FTI and the Company utilize a set of criteria that they believe captures the key areas of the Company's business and the experience necessary for its executives. The criteria used to select the peer group are as follows:

•	REITs primarily invested in lodging/resort/hospitality property assets.

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•	Gaming companies comparable to the Company in terms of the knowledge and skills necessary by the executive team to effectively evaluate opportunities and to manage the Company's operating properties.

•	Gaming companies with whom we compete for talent.

•	Similar sized specialty REITs requiring management to have a skill set not only in real estate but also advanced knowledge of the operations of its tenants.

•	Triple-net REITs that enter into long-term leases with operators similar to the Company's lease structure.

Applying these criteria, FTI recommended, and the Committee approved, retaining the peer group utilized in structuring the 2014 executive compensation program for reviewing and structuring the 2015 program. The peer group includes:

Alexandria Real Estate Equities, Inc.	National Retail Properties, Inc.

American Realty Capital Properties, Inc.	RLJ Lodging Trust

BioMed Realty Trust	SL Green Realty Corp.

Caesars Entertainment Corporation	Spirit Realty Capital, Inc.

Hersha Hospitality Trust	Starwood Hotels & Resorts Worldwide, Inc.

Hyatt Hotels Corporation	Tanger Factory Outlet Centers, Inc.

Marriott International, Inc.	Wynn Resorts, Limited

MGM Resorts International
Risk Assessment
In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually and are fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria with established maximum payouts. The other major component of our executive officers' compensation is long-term incentives through restricted stock, which we believe is important to help further align executives' interests with those of our shareholders. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described on page 31 of this Proxy Statement, appropriately balance risk, payment for performance and align executive compensation with shareholders without encouraging unnecessary or excessive risk taking.
Overview of 2014 Compensation
Elements of Compensation
The compensation program is weighted towards performance-based compensation utilizing several different performance metrics. The mix of cash versus equity-based incentive awards, fixed versus variable compensation, and time-based vesting versus performance-based vesting of equity incentive awards is designed to ensure that management is, and remains, appropriately incentivized across a number of different business and economic environments. In addition, our program includes both internal performance measures as well as external performance metrics to ensure that our executives are focused both on the Company's goals as well as its position in the market. In 2014, the total potential compensation opportunity of the Company's Named Executive Officers consisted of approximately 64% of performance-based and/or "at risk" compensation and approximately 36% of fixed compensation (primarily in the form of base salary). The key elements include:

•	base salary;

•	annual cash bonus based 90% on the Company's performance and 10% on individual performance;

•	annual restricted stock grant with cliff vesting at the end of a three year period measured by the Company's performance over such period; and

•	annual restricted stock grant with time-based vesting initially established as a percentage of each executive's base salary.

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Base Salary
The base salaries of our executives are designed to compensate them for services rendered during the fiscal year and consistent with our pay for performance philosophy, executives receive a significant portion of their overall targeted compensation in a form other than a fixed base salary. Although the Company does not generally benchmark against any particular percentile of base salaries of comparable executives within the Company's peer group, we set salaries that are competitive in the gaming and REIT industries, recognizing that our Company seeks to attract and retain executives with experience in either or both of these industries. Base salaries are then further adjusted for certain qualitative factors, including: specific position duties and responsibilities; tenure with the Company; individual contribution; and value to the Company and the overall reasonableness of an executive's pay package.
In 2014, the GLPI Compensation Committee did not approve any increases in the base salaries of the Named Executive Officers.
Annual Performance Cash Awards
For 2014, the Company's Compensation Committee established a performance-based annual cash incentive bonus program designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives that we believe were most likely to increase shareholder value. The program was based on the achievement of a number of specific Company performance criteria focused on the Company's annual strategic goals and business plan. For 2014, the annual cash bonus for each Named Executive Officer was comprised of four components:

•	40% based on the Company's achievement of established AFFO per share targets.

•	20% based on the Company's achievement of established dividend targets.

•	30% based on the achievement of established additional AFFO targets resulting from acquisitions.

•	10% discretionary based on the qualitative factors indicated above.
With respect to the AFFO and dividend components, a cash bonus could have been earned at three different achievement levels: Threshold; Target; and Maximum. The achievement levels established by the Committee for 2014 are set forth below. The AFFO Growth and Dividend Growth threshold levels were established based on the levels projected by the Company at the time that its registration statement on Form S-11 became effective on October 9, 2013.

Component	Threshold	Target	Maximum
AFFO Growth	Fourth quarter AFFO per share of $0.59	Fourth quarter AFFO per share of $0.66	Fourth quarter AFFO per share of $0.73
Dividend Growth	Fourth quarter dividend per share of $0.45	Fourth quarter dividend per share of $0.52	Fourth quarter dividend per share of $0.58
Acquisition Growth	Payout determined based on the percentage of maximum target achieved		$37 million of AFFO
In 2014, the Company achieved $0.665 of AFFO Growth, $0.5325 of fourth quarter dividends (excluding the excess historical earnings and profits one-time dividend), $11.8 million of AFFO through acquisition and maximum discretionary bonus as a result of achieving all processes and qualifications necessary to be taxed as a REIT and eliminating almost all of Penn transition services. The resulting payout to the Named Executive Officers was slightly above target.

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The following table indicates the actual amount paid to each executive officer as a percentage of annual base salary for 2014 for the annual performance cash awards described above:

Executive	Actual Bonus Percent of Base Salary	Actual Payment ($)
Chairman, Chief Executive Officer and President	106%	1,910,683
Senior Vice President and Chief Financial Officer	106%	1,236,637
Senior Vice President of Corporate Development	1.0620258694	557283
Senior Vice President and Chief Accounting Officer	56%	197,186
Senior Vice President and General Counsel	0.5586807018	159224

Long-Term Performance-Based Equity Awards
While the annual cash bonus program was designed to incentivize the Company's management team to achieve specific near-term internal Company growth goals, the long-term performance equity award program was designed to focus management on the Company's long-term performance in relation to its peer group and broader REIT indexes. We believe that a high degree of equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company's shareholders. We also believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success.
The Committee determined that this portion of the executive compensation program for 2014 would be awarded and paid in the form of performance-based restricted shares. Awards have three-year cliff vesting with the amount of restricted shares vesting at the end of the three-year period determined based on the Company's performance measured against its peers. More specifically, the percentage of shares vesting at the end of the measurement period will be based on the Company's three-year total shareholder return measured against the three-year return of the companies included in the MSCI US REIT index. The number of shares vesting at each performance achievement level for each Named Executive Officer are set forth below.

Executive	Below 25th Percentile	25th to less than 40th Percentile	40th to less than 60th Percentile	60th to less than 80th Percentile	Above 80th Percentile
Chairman, Chief Executive Officer and President	0	55,000	110,000	165,000	220,000
Senior Vice President and Chief Financial Officer	0	27,500	55,000	82,500	110,000
Senior Vice President of Corporate Development	0	17,500	35,000	52,500	70,000
Senior Vice President and Chief Accounting Officer	0	12,500	25,000	37,500	50,000
Senior Vice President and General Counsel	0	10,000	20,000	30,000	40,000
We believe that this long-term performance-based equity incentive program compliments the annual cash incentive program by providing the appropriate balance between performance-based cash and performance-based equity awards.
Long-Term Fixed Equity Awards
In addition to the long-term performance equity awards, we established a time-based retention equity award for 2014. A significant amount of each Named Executive Officer's compensation is tied to performance and we recognize that there are often macro-economic factors impacting the business that are outside of management's control. Therefore, we believe that the time-based awards serve as a critical retention tool. Awards vest at a rate of 33.33% per year, generally subject to continued employment.

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The number of shares awarded to each Named Executive Officer for 2014 were as follows:

Executive	Number of Shares
Chairman, Chief Executive Officer and President	55,000
Senior Vice President and Chief Financial Officer	27,500
Senior Vice President of Corporate Development	17,500
Senior Vice President and Chief Accounting Officer	12,500
Senior Vice President and General Counsel	10,000
Other Compensation
The Committee has the discretion to pay dividend equivalent payments to employees holding Company options and other cash-settled awards received as a result of the conversion of Penn options to Company options in connection with the Spin-Off, as described in the Company's Prospectus effective on October 9, 2013. The conversion options retained the original vesting and termination dates with the last grant of options expiring on January 3, 2019. The Company has not issued option awards since the Spin-Off. Further, the potential payment of dividends on vested option awards converted in the Spin-Off is not expected to continue beyond November 1, 2016 and the number of shares underlying option awards eligible for dividend equivalent payments are expected to decline by 14% in 2015 and 24% in 2016.
In 2014, the Committee approved the payment of dividend equivalents to the Named Executive Officers for each of the dividends declared during the fiscal year. The dividend payments for converted Penn options to each Named Executive Officer for 2014 are set forth below:

Executive	Spin-Off Option Dividends ($)
Chairman, Chief Executive Officer and President	9,391,106
Senior Vice President and Chief Financial Officer	3,300,415
Senior Vice President of Corporate Development	1,321,278
Senior Vice President and Chief Accounting Officer	364,568
Senior Vice President and General Counsel	31,657
Overview of Compensation Program for 2015
To establish the executive compensation program for 2015, the Committee reviewed the Company's performance and the impact of such performance on the 2014 compensation program. Management achieved certain notable and critical goals in 2014, including qualifying for REIT status, establishing the infrastructure necessary to support the business and practically eliminate reliance on Penn transition services, and closing the Company's first sale/leaseback transaction. However, the Company's share price did not advance in comparison to its peers. As a result, the Named Executive Officers earned approximately 56% of their maximum cash bonus potential but the long-term performance equity awards, while not mature, were below the 25th percentile and had no value as of December 31, 2014. Comparing management's achievements and the Company's share performance to the impact on compensation, the Committee concluded that the results were appropriate and decided to continue the overall compensation program for 2015.
Base Salary
In 2015, the Compensation Committee did not approve any increases in the base salaries of the Named Executive Officers.
Annual Performance Cash Awards
The Company's annual cash incentive bonus program is a performance-based measure designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives that we believe are most likely to increase shareholder value. The program is based on the achievement of a number of specific Company performance criteria that we believe are critical for the achievement of the Company's annual

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strategic goals and business plan. For 2015, the annual cash bonus for each Named Executive Officer will be comprised of four components:

•	40% based on the Company's achievement of established AFFO per share targets.

•	20% based on the Company's achievement of established dividend targets.

•	30% based on the achievement of established additional AFFO targets resulting from acquisitions.

•	10% discretionary based on the qualitative factors indicated above.
With respect to the AFFO and dividend components, a cash bonus can be earned at three different achievement levels: Threshold; Target; and Maximum. The only changes from the 2014 goals are that acquisition growth will be measured assuming acquisitions are funded 50/50 debt and equity and AFFO growth will be measured on an annual basis rather than just fourth quarter. The achievement levels established by the Committee for 2015 are set forth below.

Component	Threshold	Target	Maximum
AFFO Growth	Annual AFFO per share of $2.63	Annual AFFO per share of $2.72	Annual AFFO per share of $2.82
Dividend Growth	Fourth quarter dividend per share of $0.52	Fourth quarter dividend per share of $0.545	Fourth quarter dividend per share of $0.57
Acquisition Growth	Payout determined based on the percentage of maximum target achieved		Annual effect on AFFO per share $0.13
We set the ranges of bonuses payable pursuant to the cash bonus measure for each executive as a percentage of annual base salary, as set forth below. In order to help manage total potential compensation payouts, annual cash bonus opportunities are capped at a maximum bonus level, regardless of the extent to which performance exceeds targeted levels.

Executive	Threshold	Target	Maximum
Chairman, Chief Executive Officer and President	50%	100%	200%
Senior Vice President and Chief Financial Officer	50%	100%	200%
Senior Vice President of Corporate Development	50%	100%	200%
Senior Vice President and Chief Accounting Officer	25%	50%	100%
Senior Vice President and General Counsel	25%	50%	100%

Long-Term Performance-Based Equity Awards
The Committee believes that the long-term performance equity award program designed for 2014 was effective in focusing management on the Company's long-term performance in relation to its peer group and provided an effective balance against the short-term Company growth goals reflected in the cash bonus program. We continue to believe that a high degree of equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company's shareholders. As a result, the Committee decided to continue the 2014 program for 2015. Awards will have three-year cliff vesting with the amount of restricted shares vested at the end of the three-year period determined based on the Company's performance during such period measured against its peers. More specifically, the percentage of shares vesting at the end of the measurement period will be based on the Company's three-year total shareholder return measured against the three-year return of the companies included in the MSCI US REIT index.

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The number of shares vesting at each performance achievement level for each Named Executive Officer are set forth below.

Executive	Below 25th Percentile	25th to less than 40th Percentile	40th to less than 60th Percentile	60th to less than 80th Percentile	Above 80th Percentile
Chairman, Chief Executive Officer and President	0	55,000	110,000	165,000	220,000
Senior Vice President and Chief Financial Officer	0	27,500	55,000	82,500	110,000
Senior Vice President of Corporate Development	0	17,500	35,000	52,500	70,000
Senior Vice President and Chief Accounting Officer	0	12,500	25,000	37,500	50,000
Senior Vice President and General Counsel	0	10,000	20,000	30,000	40,000
Annual Equity Awards
In addition to the long-term performance equity awards, we have established a time-based vesting award for 2015 in the same amounts granted in 2014. Awards will vest a rate of 33.33% per year, generally subject to the executive's continued employment. The number of shares awarded to each Named Executive Officer is set forth below.

Executive	Number of Shares
Chairman, Chief Executive Officer and President	55,000
Senior Vice President and Chief Financial Officer	27,500
Senior Vice President of Corporate Development	17,500
Senior Vice President and Chief Accounting Officer	12,500
Senior Vice President and General Counsel	10,000
Other Compensation
The Committee has the discretion to pay dividend equivalent payments to employees holding Company options received as a result of the Spin-Off as described in the Company's Prospectus effective on October 9, 2013.
Deferred Compensation
The Company does not maintain any defined benefit pension programs for its executives. The Company maintains an elective nonqualified deferred compensation plan for executives. Pursuant to the plan, the Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. All amounts credited to an executive's account are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets. However, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 40 of this Proxy Statement.
Benefits and Perquisites
We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company (50% of employee contributions, subject to applicable contribution limits). Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites, including in limited instances, use of the Company's private aircraft where individual circumstances merit. The

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description and value of such supplemental benefits and perquisites in 2014 can be found on page 33 of this Proxy Statement.
Employment Agreements
In April 2014, the Company entered into an employment agreement with Steven T. Snyder in connection with his service as Senior Vice President, Corporate Development, effective until November 1, 2015, with optional renewal periods upon the execution of a written renewal for each additional term. The agreement provides for an annual base salary of $519,841.09, the opportunity to participate in the Company's annual incentive compensation plan and receive equity compensation awards, and the payment of certain life insurance premiums as well as other benefits offered by the Company.
The employment agreement also provides for certain payments if the Company elects to terminate the executive's employment without "cause" or Mr. Snyder resigns due to a reporting change or material salary decrease. Such termination payments are not available if Mr. Snyder resigns, other than due to a reporting change or material salary decrease, or if he is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and an agreement to comply with the specified restrictive covenants for the time period for which such payments are made. In addition, the agreement provides for certain payments upon a change in control if, within 12 months after the effective date of the change in control, Mr. Snyder's employment is terminated without "cause" or Mr. Snyder resigns for "good reason".
The employment agreement also contains a comprehensive set of restrictive covenants including prohibitions on (i) competition with the Company anywhere in the United States, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information.
No other Named Executive Officers, including Peter M. Carlino and William J. Clifford, currently have employment agreements with the Company.
Other Compensation Policies
Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies generally restricting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.
Compensation Clawback Policy.    The Company has a commitment to ensure that its executive officers adhere to the highest professional and personal standards. Accordingly, the Company's policy is that misconduct by any executive officer that leads to a restatement of the Company's financial results could subject executive officers to disgorge prior compensation to the extent such compensation would not have been earned based on the restated financial statements. In light of the highly regulated nature of the Company's business, the Committee would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws.
Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

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Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2014, 2013 and 2012 by the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2014 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Peter M. Carlino Chairman and Chief Executive Officer	2014	1,808,468	7,087,300	—	1,910,683	9,745,696	20,552,147
	2013	1,806,442	4,684,400	—	1,148,377	338,522	7,977,741
	2012	1,753,827	2,601,568	5,153,190	2,502,006	529,415	12,540,006
William J. Clifford Senior Vice President and Chief Financial Officer	2014	1,166,990	3,543,650	—	1,236,637	3,419,671	9,366,948
	2013	1,165,683	2,160,798	—	555,779	107,548	3,989,808
	2012	1,131,731	1,259,082	2,576,595	1,210,894	276,076	6,454,378
Steven T. Snyder Senior Vice President of Corporate Development	2014	519,841	2,255,050	—	557,283	1,370,527	4,702,701
	2013	519,259	915,119	—	165,050	37,467	1,636,895
	2012	504,134	373,939	1,202,411	359,599	61,199	2,501,282
Desiree A. Burke (5) Senior Vice President and Chief Accounting Officer	2014	232,919	1,610,750	—	197,186	378,457	2,419,312

Brandon J. Moore (6) Senior Vice President and General Counsel	2014	285,000	1,288,600	—	159,224	36,849	1,769,673

(1)
Amounts in 2013 reflect compensation earned while the executives were employed by the Company's predecessor entity, Penn National Gaming, Inc. (the "Predecessor Entity") prior to the Spin-Off for the period January 1, 2013 through October 31, 2013 and from the Company for the period November 1, 2013 through December 31, 2013. Amounts in 2012 reflect compensation from the Predecessor Entity prior to the Spin-Off for the entire fiscal year.

(2)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), for stock option awards, restricted stock awards, performance-based restricted stock awards and phantom stock unit awards. Included in stock awards for the year 2014 are restricted stock and performance-based restricted stock awards granted on April 25, 2014, relating to the Company's long-term fixed equity award grant and long-term performance equity award grant, respectively. Included in Stock Awards for the year 2013 are restricted stock awards granted on March 18, 2013, with exception of Mr. Carlino's awards which were granted on June 12, 2013, relating to the Predecessor Entity's annual equity grants. Also included in Stock Awards for the year 2013 are restricted stock awards for Executives granted on March 11, 2014, relating to the Predecessor Entity's payment of the external portion of their annual incentive plan for 2013. Included in Stock Awards for 2012 are phantom stock unit awards granted on January 29, 2013 relating to the Predecessor Entity's payment of the external portion of their annual incentive plan for 2012.

(3)
The amount in 2014 reflects cash payments, pursuant to the Company's annual performance cash awards. For more information on the Company's annual performance cash awards, see the discussion beginning on page 26 of the "Compensation Discussion and Analysis" of this Proxy Statement. The amounts in years 2013 and 2012 reflect cash payments, pursuant to the internal measure portion of the Predecessor Entity's annual incentive plan, which provided for the payment of incentive compensation upon the Predecessor Entity's achievement of pre-established adjusted EBITDA goals. Based on the Predecessor Entity's adjusted EBITDA performance for 2013, the executives received threshold plus 27% of the difference between threshold and target payout for the internal measure. Based on the Predecessor Entity's adjusted EBITDA performance for 2012, the executives received target plus 85% of the difference between target and the maximum payout for the internal measure.

(4)	See All Other Compensation Table below for more information.

(5)	Ms. Burke joined the Company on April 30, 2014.

(6)	Mr. Moore joined the Company on January 2, 2014.

32 |    Notice of Annual Meeting of Shareholders and Proxy Statement

All Other Compensation Table
The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

							Perquisites
Name	Year		Company Contributions to Deferred Compensation Plan ($) (1)	Company Contributions to 401(k) ($) (2)	Company Dividends Related to Spin-Off ($) (3)	Company Paid Insurance Premiums ($) (4)	Club Memberships ($)	Personal Use of Company Airplane ($) (5)	Total ($)
Peter M. Carlino	2014		147,842	5,200	9,391,106	—	4,560	196,988	9,745,696
	2013	(6)	127,632	8,750	—	—	3,402	198,738	338,522
	2012	(6)	303,330	5,000	—	—	3,340	217,745	529,415
William J. Clifford	2014		86,138	5,200	3,300,415	—	—	27,918	3,419,671
	2013	(6)	76,341	8,750	—	—	—	22,457	107,548
	2012	(6)	160,949	5,000	—	—	—	110,127	276,076
Steven T. Snyder	2014		34,244	8,750	1,321,278	6,255	—	—	1,370,527
	2013	(6)	31,326	6,141	—	—	—	—	37,467
	2012	(6)	56,199	5,000	—	—	—	—	61,199
Desiree A. Burke	2014		10,717	3,172	364,568	—	—	—	378,457
Brandon J. Moore	2014		—	5,192	31,657	—	—	—	36,849

(1)	This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)	This column reports the Company's contributions to the Named Executive Officers' 401(k) savings accounts.

(3)
In connection with the Spin-Off transaction, this column reports dividends paid to the Named Executive Officers' on vested stock options converted from PENN stock options as of the time of the Spin-Off and the incremental fair value charge taken by the Company relating to dividends accrued on unvested options as of the time of Spin-Off, which was not factored into the grant date value of the awards at the time they were granted.

(4)	This column reports life insurance policy premiums paid by the Company on behalf of Mr. Snyder.

(5)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircrafts are primarily used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

(6)
Amounts in 2013 reflect other compensation earned while the executives were employed at the Predecessor Entity prior to the Spin-Off for the period January 1, 2013 through October 31, 2013 and from the Company for the period November 1, 2013 through December 31, 2013. Amounts in 2012 reflect compensation from the Predecessor Entity prior to the Spin-Off for the entire fiscal year.

33 |    Notice of Annual Meeting of Shareholders and Proxy Statement

2014 Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards relating to 2014:

			Estimated future payouts under equity incentive plan awards			All Other Stock Awards
Name	Grant Date	Grant Board Approval Date	Threshold (#) (1)	Target (#) (1)	Maximum (#) (1)	Number of Securities Underlying Stock Awards (#) (2)	Grant Date Fair Value of Stock Awards ($) (3)
Peter M. Carlino	4/25/2014	4/23/2014				55,000	2,042,700
	4/25/2014	4/23/2014	0	110,000	220,000		5,044,600
William J. Clifford	4/25/2014	4/23/2014				27,500	1,021,350
	4/25/2014	4/23/2014	0	55,000	110,000		2,522,300
Steven T. Snyder	4/25/2014	4/23/2014				17,500	649,950
	4/25/2014	4/23/2014	0	35,000	70,000		1,605,100
Desiree A. Burke	4/25/2014	4/23/2014				12,500	464,250
	4/25/2014	4/23/2014	0	25,000	50,000		1,146,500
Brandon J. Moore	4/25/2014	4/23/2014				10,000	371,400
	4/25/2014	4/23/2014	0	20,000	40,000		917,200

(1)
Awards represent performance-based restricted stock with cliff vesting at the end of the performance period beginning on November 1, 2013 and ending on December 31, 2016. The amount of restricted shares vested at the end of the performance period can range from zero to a maximum of 200% of target, depending on the level of achievement of the performance goals measured against the return of the companies included in the MSCI US REIT Index over the measurement period. In the event of a change in control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the Change of Control, annualized for the entire performance period. For more information on the Company's performance-based equity awards, see the discussion beginning on page 27 of the "Compensation Discussion and Analysis" of this Proxy Statement.

(2)
Awards represent restricted stock awards granted to the Named Executive Officers as part of their annual compensation. All grants have vesting over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

(3)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. The Company utilized a third party valuation firm to measure the fair value of the market performance restricted stock awards at grant date using the Monte Carlo model. Additional information regarding the calculation of the grant date fair value is included in footnote 4 to the Company's audited financial statements of the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

34 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Outstanding 2014 Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards outstanding as of December 31, 2014:

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options:
Name	Stock Ticker	Exercisable (#)	Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Ticker	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($)(5)
Peter M. Carlino	GLPI	904,056	—	16.96	1/6/2015	GLPI	10/20/2010	(3)	14,060	412,520
	GLPI	483,194	—	12.41	1/2/2016	GLPI	2/6/2012	(3)	35,568	1,043,565
	GLPI	483,194	—	19.22	1/12/2016	GLPI	1/29/2013	(3)	50,736	1,488,594
	GLPI	483,194	—	24.15	1/2/2017	GLPI	6/12/2013	(2)	79,603	2,335,552
	GLPI	483,194	—	15.78	1/2/2017	GLPI	3/11/2014	(2)	30,038	881,315
	GLPI	362,395	120,799	20.40	1/3/2018	GLPI	4/25/2014	(2)	55,000	1,613,700
	GLPI	483,194	—	17.34	7/8/2018	GLPI	4/25/2014	(4)	220,000	6,454,800
	GLPI	241,597	241,597	22.09	1/3/2019	PENN	10/20/2010	(3)	11,183	153,543
	PENN	157,393	—	6.81	1/6/2015	PENN	2/6/2012	(3)	28,290	388,422
	PENN	84,123	—	4.98	1/2/2016	PENN	1/29/2013	(3)	40,355	554,074
	PENN	84,123	—	7.72	1/12/2016
	PENN	84,123	—	9.70	1/2/2017
	PENN	84,123	—	6.34	1/2/2017
	PENN	63,092	21,031	8.19	1/3/2018
	PENN	84,123	—	6.96	7/8/2018
	PENN	42,061	42,062	8.88	1/3/2019
William J. Clifford	GLPI	198,233	—	12.41	1/2/2016	GLPI	10/20/2010	(3)	4,921	144,382
	GLPI	132,155	—	19.22	1/12/2016	GLPI	2/6/2012	(3)	17,214	505,059
	GLPI	132,155	—	24.15	1/2/2017	GLPI	1/29/2013	(3)	24,554	720,414
	GLPI	198,233	—	15.78	1/2/2017	GLPI	3/18/2013	(2)	28,289	829,999
	GLPI	148,674	49,559	20.40	1/3/2018	GLPI	3/11/2014	(2)	14,537	426,516
	GLPI	198,232	—	17.34	7/8/2018	GLPI	4/25/2014	(2)	27,500	806,850
	GLPI	99,116	99,117	22.09	1/3/2019	GLPI	4/25/2014	(4)	110,000	3,227,400
	PENN	150,000	—	4.98	1/2/2016	PENN	10/20/2010	(3)	3,914	53,739
	PENN	100,000	—	7.72	1/12/2016	PENN	2/6/2012	(3)	13,691	187,977
	PENN	100,000	—	9.70	1/2/2017	PENN	1/29/2013	(3)	19,530	268,147
	PENN	150,000	—	6.34	1/2/2017	PENN	3/18/2013	(2)	22,500	308,925
	PENN	112,500	37,500	8.19	1/3/2018
	PENN	150,000	—	6.96	7/8/2018
	PENN	75,000	75,000	8.88	1/3/2019
Steven T. Snyder	GLPI	46,255	—	12.41	1/2/2016	GLPI	10/20/2010	(3)	1,860	54,572
	GLPI	88,519	—	19.22	1/12/2016	GLPI	2/6/2012	(3)	5,112	149,986
	GLPI	89,334	—	24.15	1/2/2017	GLPI	1/29/2013	(3)	7,292	213,947
	GLPI	92,509	—	15.78	1/2/2017	GLPI	3/18/2013	(2)	13,202	387,347
	GLPI	69,381	23,128	20.40	1/3/2018	GLPI	3/11/2014	(2)	4,318	126,690
	GLPI	88,085	—	17.34	7/8/2018	GLPI	4/25/2014	(2)	17,500	513,450
	GLPI	46,254	46,255	22.09	1/3/2019	GLPI	4/25/2014	(4)	70,000	2,053,800
	PENN	67,598	—	9.70	1/2/2017	PENN	10/20/2010	(3)	1,479	20,307
	PENN	70,000	—	6.34	1/2/2017	PENN	2/6/2012	(3)	4,066	55,826
	PENN	52,500	17,500	8.19	1/3/2018	PENN	1/29/2013	(3)	5,800	79,634
	PENN	66,653	—	6.96	7/8/2018	PENN	3/18/2013	(2)	10,500	144,165
	PENN	35,000	35,000	8.88	1/3/2019
Desiree A. Burke	GLPI	16,520	—	12.41	1/2/2016	GLPI	10/20/2010	(3)	608	17,839
	GLPI	19,823	—	19.22	1/12/2016	GLPI	2/6/2012	(3)	1,774	52,049
	GLPI	33,038	—	24.15	1/2/2017	GLPI	1/29/2013	(3)	2,529	74,201
	GLPI	16,520	—	15.78	1/2/2017	GLPI	3/18/2013	(2)	4,714	138,309
	GLPI	24,779	8,260	20.40	1/3/2018	GLPI	3/11/2014	(2)	8,442	247,688
	GLPI	33,039	—	17.34	7/8/2018	GLPI	4/25/2014	(2)	12,500	366,750

35 |    Notice of Annual Meeting of Shareholders and Proxy Statement

	GLPI	16,519	16,520	22.09	1/3/2019	GLPI	4/25/2014	(4)	50,000	1,467,000
	PENN	8,500	—	7.20	11/14/2015	PENN	10/20/2010	(3)	484	6,645
	PENN	15,000	—	7.72	1/12/2016	PENN	2/6/2012	(3)	1,411	19,373
	PENN	—	6,250	8.19	1/3/2018	PENN	1/29/2013	(3)	2,012	27,625
	PENN	—	12,500	8.88	1/3/2019	PENN	3/18/2013	(2)	3,750	51,488
Brandon J. Moore	GLPI	3,304	—	14.87	3/22/2017	GLPI	3/18/2013	(2)	943	27,668
	GLPI	6,608	3,304	20.40	1/3/2018	GLPI	3/11/2014	(2)	6,944	203,737
	GLPI	6,608	6,608	22.09	1/3/2019	GLPI	4/25/2014	(2)	10,000	293,400
	PENN	5,000	2,500	8.19	1/3/2018	GLPI	4/25/2014	(4)	40,000	1,173,600
	PENN	5,000	5,000	8.88	1/3/2019	PENN	3/18/2013	(2)	750	10,298

(1)	Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 and June 12, 2013, lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. The forfeiture provisions on the restricted stock awards granted March 11, 2014 and April 25, 2014 lapse 33.33% on each of the first, second, and third anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards. Awards granted October 20, 2010, are scheduled to vest as follows: 2/9 of the aggregate award to the executive on each of the first, second and third anniversaries of the date of grant and the remaining 1/6 of the aggregate award to the executive on each of the fourth and fifth anniversaries of the date of grant and awards granted February 6, 2012 and January 29, 2013, are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(4)
Represents maximum achievement of the performance-based restricted stock awards. The amount of restricted stock to actually vest at the end of the performance period can range from zero to the maximum as described in the long-term performance equity awards section on page 27 of the "Compensation Discussion and Analysis " of this Proxy Statement. The forfeiture provisions on the performance-based restricted stock awards granted April 25, 2014, lapse at the end of the measurement period, December 31, 2016. In the event of a change in control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the Change of Control, annualized for the entire performance period.

(5)	Calculated based on the closing price of the Company's common stock on December 31, 2014 ($13.73 for PENN and $29.34 for GLPI), which was the last trading day of 2014.

36 |    Notice of Annual Meeting of Shareholders and Proxy Statement

2014 Option Exercises and Stock Vested
The following table sets forth information concerning options exercised, restricted stock awards vested, and phantom stock unit awards vested during fiscal 2014:

		Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Carlino (1)	GLPI	241,596	7,069,099	80,391	2,916,365	48,758	1,647,706
	PENN	42,061	409,254	—	—	38,781	441,110
William J. Clifford	GLPI	396,465	5,943,694	22,821	829,476	21,715	737,996
	PENN	300,000	1,997,149	18,152	224,942	17,272	196,166
Steven T. Snyder	GLPI	61,555	957,796	9,460	344,256	6,847	231,744
	PENN	81,981	444,123	7,525	93,196	5,446	61,920
Desiree A. Burke	GLPI	—	—	—	—	610	19,264
	PENN	117,750	676,747	—	—	485	5,611
Brandon J. Moore	GLPI	—	—	314	11,568	—	—
	PENN	2,500	20,075	250	3,078	—	—

(1)	As part of the Spin-Off, Mr. Carlino exchanged stock awards to acquire Penn common stock for awards to acquire GLPI common stock; therefore there are no Penn award vestings reported for Mr. Carlino.

37 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Potential Payments Upon Termination or Change-in-Control
The Named Executive Officers are entitled to accelerated vesting of equity-based incentive awards under the 2013 Long Term Incentive Compensation Plan (the "Plan") upon a change in control and, under certain circumstances, in the event of termination. The information below describes and quantifies compensation that would become payable and that which is accelerated assuming that such termination was effective December 31, 2014.

Executive Payments	Termination without Cause by Company ($)	Termination Upon Death ($)	Termination upon Disability ($)	Change in Control ($)	Change in Control Termination without Cause ($)
Peter M. Carlino
Cash Severance Benefit (1)	2,712,702	2,712,702	2,712,702	—	2,712,702
Benefit Continuation (2)	—	—	—	—	—
Restricted Shares (3)	—	8,871,285	8,871,285	8,871,285	8,871,285
Performance-Based Restricted Shares (4)	—	—	—	3,227,400	3,227,400
Unvested Stock Options (5)	—	3,152,034	3,152,034	3,152,034	3,152,034
Total	$2,712,702	$14,736,021	$14,736,021	$15,250,719	$17,963,421

William J. Clifford
Cash Severance Benefit (1)	1,750,485	1,750,485	1,750,485	—	1,750,485
Benefit Continuation (2)	—	—	—	—	—
Restricted Shares (3)	—	4,252,008	4,252,008	4,252,008	4,252,008
Performance-Based Restricted Shares (4)	—	—	—	1,613,700	1,613,700
Unvested Stock Options (5)	—	1,733,156	1,733,156	1,733,156	1,733,156
Total	$1,750,485	$7,735,649	$7,735,649	$7,598,864	$9,349,349

Steven T. Snyder
Cash Severance Benefit (1)	2,154,248	2,154,248	2,154,248	—	2,154,248
Benefit Continuation (2)	13,296	13,296	13,296	—	13,296
Restricted Shares (3)	—	1,745,924	1,745,924	1,745,924	1,745,924
Performance-Based Restricted Shares (4)	—	—	—	1,026,900	1,026,900
Unvested Stock Options (5)	808,813	808,813	808,813	808,813	808,813
Total	$2,976,357	$4,722,281	$4,722,281	$3,581,637	$5,749,181

Desiree A. Burke
Cash Severance Benefit (1)	392,961	392,961	392,961	—	392,961
Benefit Continuation (2)	—	—	—	—	—
Restricted Shares (3)	—	1,001,967	1,001,967	1,001,967	1,001,967
Performance-Based Restricted Shares (4)	—	—	—	733,500	733,500
Unvested Stock Options (5)	—	288,864	288,864	288,864	288,864
Total	$392,961	$1,683,792	$1,683,792	$2,024,331	$2,417,292

Brandon J. Moore
Cash Severance Benefit (1)	285,000	285,000	285,000	—	285,000
Benefit Continuation (2)	—	—	—	—	—
Restricted Shares (3)	—	535,103	535,103	535,103	535,103
Performance-Based Restricted Shares (4)	—	—	—	586,800	586,800
Unvested Stock Options (5)	—	115,546	115,546	115,546	115,546
Total	$285,000	$935,649	$935,649	$1,237,449	$1,522,449

(1)	Basis for cash severance benefit is 2014 salary, with exception of Mr. Snyder which also includes 2014 bonus earned, per his employment agreement.

(2)	Represents employer cost of medical and dental coverage.

38 |    Notice of Annual Meeting of Shareholders and Proxy Statement

(3)
Restricted stock and phantom stock unit award values were computed based on the closing stock price of the Company's common stock on December 31, 2014, ($29.34 for the Company and $13.73 for PENN), which was the last trading day of 2014. Restrictions on awards will immediately lapse in the event of termination as a result of death, disability or change in control.

(4)
Performance-based restricted stock values, in the event of termination as a result of death or disability, were computed based on the Company's total shareholder return as compared to the MSCI US REIT Index achieved as of December 31, 2014, which was zero. Performance restricted stock values, in the event of change of control, were computed based on the Company's common stock price of $29.34 on December 31, 2014, at target performance, as performance shall be deemed to have been achieved at target level or, if greater, the actual level of achievement as of the date of the change of control, annualized for the entire performance period.

(5)
Unvested stock option values were computed based on the closing stock price of the Company's common stock on December 31, 2014, ($29.34 for the Company and $13.73 for PENN). Unvested options will accelerate in the event of termination as a result of death, disability or change in control.

39 |    Notice of Annual Meeting of Shareholders and Proxy Statement

2014 Nonqualified Deferred Compensation
The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Amount Previously Reported ($)	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Peter M. Carlino	7,347,594	295,685	147,842	496,477	(3,474)	8,284,124
William J. Clifford	2,636,162	172,278	86,138	(30,377)	(176,177)	2,688,024
Steven T. Snyder	1,291,804	68,488	34,244	75,642	(96,279)	1,373,899
Desiree A. Burke	—	21,435	10,717	152	(185)	32,119
Brandon J. Moore (4)	—	—	—	—	—	—

(1)
For each Named Executive Officer, the Executive's contribution is included in the Named Executive Officer's salary and/or non-equity executive compensation for 2014, as reported in the Summary Compensation Table.

(2)	For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2014, as reported in the Summary Compensation Table.

(3)	Amounts reflect the change in account value during 2014. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

(4)	Mr. Moore did not participate in the Company's Nonqualified Deferred Compensation Plan.

Gaming and Leisure Properties, Inc. Deferred Compensation Plan. Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the Plan (the "Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.
Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years.
For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

40 |    Notice of Annual Meeting of Shareholders and Proxy Statement

Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Committee. Participants may change their investment elections at any time.

41 |    Notice of Annual Meeting of Shareholders and Proxy Statement

COMPENSATION AND GOVERNANCE COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation and Governance Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation and Governance Committee

David A. Handler, Chair Wesley R. Edens Scott Urdang
The foregoing report of the Compensation and Governance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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AUDIT AND COMPLIANCE COMMITTEE REPORT
The Audit and Compliance Committee of the board of directors assists the board of directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit and Compliance Committee's charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.
In the performance of its oversight function, the Audit and Compliance Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2014 with management and with our independent registered public accounting firm. In addition, the Audit and Compliance Committee discussed with our independent registered public accounting firm the matters required to be discussed by the PCAOB Accounting Standard No. 16, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm's communications with the Audit and Compliance Committee concerning independence and has discussed with our independent registered public accounting firm that firm's independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit and Compliance Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Audit and Compliance Committee Joseph W. Marshall, III, Chair David A. Handler E. Scott Urdang
The foregoing report of the Audit and Compliance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with Certain Shareholders in Connection with our Spin-Off from Penn
Fortress
On November 1, 2013, we entered into an investor rights agreement (the "Investor Rights Agreement") with FIF V PFD LLC ("FIF V"), an affiliate of Fortress, pursuant to an Exchange Agreement, dated January 16, 2013, between FIF V and Penn. The Investor Rights Agreement grants Fortress four demand registrations and unlimited piggyback registration during the term of the Investor Rights Agreement until the earlier of (i) such time as all our common stock distributed to Fortress in our spin-off from Penn, and any additional securities issued with respect thereto (the "Registrable Securities"), have been sold and (ii) such time as Fortress beneficially owns less than 2.5% of our common stock on a fully-diluted basis. We also agreed to use reasonable efforts to file a short-form registration statement for the registration and sale of the Registrable Securities with the SEC within 60 days of the date we become eligible to use a short-form registration statement, and to keep the shelf registration statement continuously effective under the Securities Act for so long as Fortress has registration rights. In addition, the Investor Rights Agreement grants Fortress certain information rights and prohibits us from taking actions to increase Fortress's beneficial ownership of the outstanding shares of our common stock above 9.9%.
Related Party Transactions
On September 19, 2014, the Company entered into an Agreement of Sale (the "Sale Agreement") with Wyomissing Professional Center Inc. ("WPC") and acquired certain land in an office complex known as The Wyomissing Professional Center Campus, located in Wyomissing, Pennsylvania, in exchange for the payment of $725,000 in cash to WPC (the "Sale"), plus taxes and closing costs. In addition, the Company reimbursed WPC approximately $270,000 for site work and pre-development costs previously completed per the Sale Agreement. Pursuant to the Sale Agreement, the Company also entered into a contract with Integrated Construction Services, LLC providing for the completion of construction of an office building on the land that will serve as the Company's headquarters.
In connection with completion of construction of the building in The Wyomissing Professional Center Campus, on September 24, 2014, the Company entered into an agreement (the "Construction Management Agreement") with CB Consulting Group LLC (the "Construction Manager"). Pursuant to the Construction Management Agreement, the Construction Manager will, among other things, provide certain construction management services to the Company in exchange for three percent (3%) of the total cost of work to complete the building construction project, and certain additional costs for added services.
Peter M. Carlino, the Company's Chairman of the Board of Directors and Chief Executive Officer, is also the sole owner of WPC. In addition, Mr. Carlino's son owns a material interest in the Construction Manager.
The Audit and Compliance Committee of the Company's board of directors reviewed and approved the Sale Agreement and Construction Management Agreement, and the transactions contemplated thereby pursuant to the Company's corporate governance guidelines.
Employment Agreements and Arrangements
We currently do not have employment agreements or arrangements with any of our executives, except Mr. Snyder as described on page 31 of this Proxy Statement. However, we may enter into employment agreements or arrangements with certain of our executive officers in the future. If we elect to do so, we anticipate that they will provide for salary, bonuses and other benefits, including severance benefits upon termination of employment as well as equity awards, among other matters.
Indemnification of Directors and Officers
Our charter and bylaws contain indemnification provisions for the benefit of our directors and executive officers.
Review and Approval of Transactions with Related Persons
Pursuant to the terms of its charter, the Audit and Compliance Committee reviews and pre-approves all conflicts of interest and related party transactions. For the purposes of the Audit and Compliance Committee's review, related party transactions are transactions, arrangements or relationships that are required to be disclosed pursuant to SEC Regulation S-K, Item 404, including those where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. Our code of business conduct has a broad

44 |    Notice of Annual Meeting of Shareholders and Proxy Statement

definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the general counsel. The general counsel may consult with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit and Compliance Committee.
For transactions determined to require Audit and Compliance Committee review, the general counsel collaborates with members of the finance staff to prepare and present the transaction to the Audit and Compliance Committee. An Audit and Compliance Committee member will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit and Compliance Committee will only approve related party transactions that are in, or are not inconsistent with, the best interests of the Company based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.
Conflict of Interest Policies
As described above, our code of business conduct seeks to identify and mitigate conflicts of interest between our directors, officers and employees, including our chief executive officer, chief financial officer and other senior officers, on the one hand, and the Company on the other hand, in accordance with applicable rules and regulations of the SEC and NASDAQ. Our code of business conduct is available on our website. Waivers of our code of business conduct are required to be disclosed in accordance with SEC and NASDAQ requirements. In addition, we adopted corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our shareholders. Peter M. Carlino serves as chairman of Penn and as our chairman and chief executive officer. In addition, David A. Handler, one of our directors, continues to serve as a director at Penn. We adopted governance guidelines that require Peter M. Carlino and David A. Handler to report any matter that may create, or may create the appearance of, a conflict of interest to Joseph W. Marshall, III, our lead independent director, for evaluation and appropriate resolution. Our board of directors may, in the future, also form committees of independent directors to discuss and act upon matters involving both us and Penn. No other person will be a director, executive officer or other employee of both us and Penn.

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RELATIONSHIP BETWEEN GLPI AND PENN AND THEIR RESPECTIVE SUBSIDIARIES POST-SPIN
On November 1, 2013, in connection with the Spin-Off from Penn to govern our ongoing relationship with Penn, we or our subsidiaries, as applicable, entered into: (i) the Separation and Distribution Agreement, (ii) a master lease agreement (the "Master Lease") pursuant to which GLP Capital, L.P., as landlord, will lease to Penn Tenant, LLC, a subsidiary of Penn, as tenant, our assets relating to the business of Penn (excluding the properties operated by our taxable REIT subsidiary), (iii) an agreement relating to tax matters (the "Tax Matters Agreement"), (iv) an agreement setting forth certain services that Penn is providing to us on a transitional basis (the "Transition Services Agreement") and (v) an agreement relating to employee matters (the "Employee Matters Agreement").
The aforementioned agreements that we entered into with Penn in connection with the Spin-Off were negotiated in the context of our separation from Penn while we were still a wholly-owned subsidiary. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of Penn. However, our board of directors, composed of a majority of independent directors, subsequently reviewed and ratified these transactions in advance of the Spin-Off.
The Separation and Distribution Agreement
The Separation and Distribution Agreement sets forth, among other things, our agreements with Penn regarding the principal transactions necessary to separate us from Penn. The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to us as part of the separation of Penn into two companies, and it provides for when and how these transfers, assumptions and assignments occur.
The Master Lease
Penn Tenant, LLC, a subsidiary of Penn, entered into the Master Lease with GLP Capital, L.P., our subsidiary through which we own substantially all of our assets, pursuant to which Penn Tenant, LLC leases 18 facilities that are owned by GLP Capital, L.P. The obligations of Penn Tenant, LLC under the Master Lease are guaranteed by Penn and by all Penn subsidiaries that will occupy and operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Penn or its subsidiaries with regard to any facility will generally cause a default with regard to the entire portfolio.
The Tax Matters Agreement
The Tax Matters Agreement governs our and Penn's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.
In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the Spin-Off and certain related transactions. The Tax Matters Agreement provides special rules allocating tax liabilities in the event the Spin-Off, together with certain related transactions, was not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Penn that arise from the failure of the Spin-Off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events, or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.
The Tax Matters Agreement also sets forth our and Penn's obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.
The Employee Matters Agreement
The Employee Matters Agreement governs our and Penn's respective compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement provides for the treatment of outstanding Penn equity awards in connection with the Spin-Off. In addition, the Employee Matters Agreement sets forth the general principles relating to employee matters, including with respect to the assignment of employees and the transfer of employees from Penn to us, the assumption and

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retention of liabilities and related assets, workers' compensation, labor relations, the provision of benefits following our spin-off from Penn, employee service credit, the sharing of employee information and related matters.
The Transition Services Agreement
Penn has agreed to provide us with administrative and support services on a transitional basis pursuant to the Transition Services Agreement, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services (the "Transition Services") for a period of up to two years. We expect that the fees charged to us for Transition Services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by Penn in providing the Transition Services to us for the relevant period.
The Transition Services Agreement provides that we have the right to terminate a Transition Service after an agreed notice period, generally thirty days. The Transition Services Agreement also contains provisions whereby we will generally agree to indemnify Penn for all claims, losses, damages, liabilities and other costs incurred by Penn to a third party which arise in connection with the provision of a Transition Service, other than those costs resulting from Penn's gross negligence, willful misconduct or bad faith. As of December 31, 2014, we are using transition services for human resources support and insurance advisory services only, all other administrative and support services have been transitioned.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table contains information about the beneficial ownership of our common stock as of March 10, 2015 by:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each executive officer named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.
Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 10, 2015 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Our calculation of the percentage of beneficial ownership is based on 114,609,116 shares of common stock outstanding on March 10, 2015.
Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Gaming and Leisure Properties, Inc., 825 Berkshire Blvd., Suite 400, Wyomissing, Pennsylvania 19610.

	GLPI Common Stock
Name and Address of Beneficial Owner	Shares	%
Peter M. Carlino (1) (2)	14,226,338	12.069%
Richard J. Carlino (1)	7,761,049	6.772%
David E. Carlino (1)	7,812,134	6.816%
Harold Cramer (1)	7,790,545	6.797%
Carlino Family Trust (1)	7,246,187	6.323%
Wesley R. Edens (3)	10,535,407	9.192%
David A. Handler (4)	247,619	*
E. Scott Urdang (4)	14,129	*
Joseph W. Marshall, III (4)	10,239	*
William J. Clifford (5)	1,314,243	1.135%
Steven T. Snyder (6)	794,626	*
Desiree Burke (7)	178,571	*
Brandon J. Moore (8)	51,184	*
All executive officers and directors as a group (9 persons)	27,372,356	22.847%
5% Shareholders Not Listed Above
The Vanguard Group Inc. (9)	12,156,683	10.61%
Fortress Investment Group LLC (3)(10)	10,526,168	9.184%
BAMCO, Inc. (11)	9,193,544	8.022%

*	Less than 1%

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Notes to Security Ownership of Principal Shareholders and Management Table

(1)
7,246,187 shares of our common stock are owned by an irrevocable trust, which we refer to as the Carlino Family Trust, among Peter D. Carlino (who passed away in November 2013), his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 436,701 shares are owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and his children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for the Carlino Family Trust and for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1,195,741 shares as security for loans to the trust and for the benefit of trust beneficiaries.

(2)
The number of shares in the table includes: (a) 7,682,888 shares owned by various trusts, including the Carlino Family Trust and the Residuary Trust, as to which Peter M. Carlino has sole voting power for the election directors and certain other matters and shared investment power and shared voting power with respect to certain matters; and (b) 3,062,250 shares jointly-owned with his wife Marshia W. Carlino; (c) 219,641 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted; and (d) 3,261,559 shares of our common stock subject to options that are exercisable within 60 days of March 10, 2015.

(3)
Includes (a) 25,343 shares owned by Mr. Edens, (b) 9,239 shares of restricted stock under which Mr. Edens has voting rights but his disposition rights are currently restricted, and (c) 10,500,825 shares that Mr. Edens may be deemed to beneficially own due to his indirect ownership interest in FIG LLC, an affiliate of Fortress Investment Group LLC. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein.

(4)	Includes 9,239 shares of restricted stock under which each of Messrs Handler, Urdang and Marshall has voting rights but his disposition rights are currently restricted.

(5)
Includes 97,826 shares of restricted stock under which Mr. Clifford has voting rights but his disposition rights are currently restricted and 1,205,915 shares of our common stock subject to options that are exercisable within 60 days of March 10, 2015.

(6)
Includes 52,520 shares of restricted stock under which Mr. Snyder has voting rights but his disposition rights are currently restricted and 566,592 shares of our common stock subject to options that are exercisable within 60 days of March 10, 2015.

(7)
Includes 38,156 shares of restricted stock under which Ms. Burke has voting rights but her disposition rights are currently restricted and 140,415 shares of our common stock subject to options that are exercisable within 60 days of March 10, 2015.

(8)
Includes 27,887 shares of restricted stock under which Mr. Moore has voting rights but his disposition rights are currently restricted and 23,128 shares of our common stock subject to options that are exercisable within 60 days of March 10, 2015.

(9)
According to its 13G/A filed with the SEC on February 10, 2015, consists of shares beneficially owned as of December 31, 2014 by The Vanguard Group Inc. or its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(10)	The address of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(11)
According to its 13G/A filed with the SEC on February 17, 2015, consists of shares beneficially owned as of December 31, 2014 by BAMCO, Inc. or its affiliates, Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

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EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information Table (as of December 31, 2014)

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted - average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	11,161,842	18.83	4,380,854

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and any other equity securities of the Company with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers, directors, and greater than 10% shareholders, we believe that during 2014, with the exception of one Form 4 report for each of the Chief Executive Officer and Senior Vice President of Corporate Development that were inadvertently filed late, all officers, directors, and greater than 10% shareholders subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

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PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Compliance Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 and the shareholders are asked to ratify this selection. Ernst & Young has served as the Company's independent registered public accounting firm since its inception in 2013. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit and Compliance Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.
A description of aggregate fees for professional services performed by Ernst & Young LLP in relation to fiscal 2014 and fiscal 2013 is as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees (1)	$790,674	$954,496
Audit-Related Fees (2)	40,000	—
Tax Fees	—	—
Total Fees	$830,674	$954,496

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and additional services performed for a Form S-4 filing in fiscal 2014. The decrease in fiscal 2014 is due to additional services performed in connection with the Spin-Off in fiscal 2013.

(2)	The fees disclosed under this category for the 2014 fiscal year consist of fees for an employee benefit plan audit.
Audit and Compliance Committee Pre-Approval Policies and Procedures
Under our Audit and Compliance Committee's charter, the Audit and Compliance Committee must pre-approve all audit and other permissible non-audit services proposed to be performed by our independent registered public accounting firm. The Audit and Compliance Committee is also responsible for approving, in advance, all requests by management for permissible non-audit services to be provided to us by the independent registered public accounting firm. If the Audit and Compliance Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit and Compliance Committee at its next scheduled meeting.
Required Vote
The affirmative vote of a majority of votes cast is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Our board of directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

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PROPOSAL 3
SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY REMOVE THE CLASSIFED BOARD STRUCTURE
UNITE-HERE (the "Union"), 1775 K Street, NW, Suite 620, Washington DC 20006, which is the beneficial owner of 176 shares of the Company's common stock, and which intends to hold such shares of the Company's common stock through the date of the Annual Meeting, such ownership being in excess of $2,000 in market value, submitted the following proposal and supporting statement:
Proposal
RESOLVED, that the shareholders of Gaming & Leisure Properties, Inc. ("GLPI" or the "Company") recommend that the Company shall take all necessary steps, in compliance with applicable law, to eliminate the classification of the Board of Directors. Implementation of this proposal should not prevent any Director elected prior to the annual meeting held in 2015 from completing the term for which such Director was elected.
Shareholder Supporting Statement
When trustees are held accountable for their actions, they perform better. This resolution urges the Board of Directors to facilitate a declassification of the board, which would enable shareholders to register their views on the performance of all directors at each annual meeting. Under the current structure, directors are elected to staggered three-year terms, so shareholders only have the opportunity to vote on a portion of the Board each year. Annual elections make directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.
At GLPI, this concern is not academic: Share prices at our company have dropped by more than 1/3 since its spin-off from Penn National Gaming in November 2013.
Empirical studies have shown that staggered boards are associated with lower firm valuation and poor corporate decision-making. (Bebchuk and Cohen, 2005; Faleye, 2007; Frakes, 2007). Firms with classified boards are more likely to make acquisitions that decrease shareholder value (Masulis, Wang, and Xie, 2007) and are associated with lower returns to shareholders in the event of a takeover (Bebchuk, Coates, and Subramanian, 2002).
The classified board structure has all but disappeared among lodging REITs, with FelCor Lodging Trust declassifying its board days ago and LaSalle Hotel Properties taking the same step last year. At Penn National (Penn), GLPI's sponsor, shareholders approved a proposal to declassify the board last year, although Penn has yet to enact this reform.
Earlier this year, leading proxy advisor Institutional Shareholder Services recommended GLPI shareholders vote against our directors at our first Annual Meeting, calling new provisions concerning director nominations adopted unilaterally by the Board a "material governance failure." ISS noted,
"the provision may serve as an entrenchment device by restricting investors' right to select the individuals they deem suitable to represent them on the board. This concern is magnified given the multiple antitakeover defenses at the company such as the board's classified structure, the plurality vote standard for director elections, the lack of shareholder right to call special meetings, and the supermajority vote requirement at amend the company's bylaws."
As the US lodging industry continues to recover, shareholders may see an uptick in merger activity. REITs were major actors during the mergers of the previous business cycle, with approximately half the existing publicly traded equity REITs being bought out between 2006 and 2007.
To improve corporate governance at GLPI, and thereby, we believe, to preserve shareholder value and strategic opportunities, we urge shareholders demand annual elections for all GLPI directors.

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BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION
After careful evaluation and consideration of Proposal 3 to take the steps necessary to eliminate the classification of our Board, and for the reasons discussed below, the Board has concluded that Proposal 3 is not in the best interests of the Company or our shareholders. Therefore, our Board unanimously recommends that you vote AGAINST Proposal 3.
More specifically, the Board recommends a vote against Proposal 3 for the following reasons:

•	recent studies indicate that classified boards are linked to improved financial performance and call into question studies cited by the proponent;

•	longer director terms foster institutional memory and director independence;

•	a classified board structure supports and protects our long-term growth initiatives and provides a key competitive advantage;

•	longer director terms allow us to attract a larger pool of qualified candidates willing to serve as directors of a company within our heavily regulated industry; and

•	our classified board structure assists our Board in maximizing shareholder value in the event of an unsolicited takeover attempt.
Analysis
Our Board is committed to a long-term, sustained approach to shareholder value, and having a classified Board supports that approach. We have included a discussion below regarding the merits of our classified board structure and strongly believe that such a structure is in the best interests of our shareholders. However, we believe it is also important for our shareholders to understand our history with the union proponent, UNITE HERE (the “Union”). The Company was spun-off from Penn National Gaming, Inc. (“Penn”) in November 2013. Penn received proposals from the Union for matters to be considered by its shareholders at four straight annual meetings from 2009 to 2012 and expressed to their shareholders the “genuine belief that the Union’s various proposals have nothing to do with executive compensation, board relationships or accountability (as the Union would have shareholders believe).” Penn cited numerous actions that they believed provided evidence that the “proposals are motivated only by their desire to organize [Penn’s] employees” and that the Union was “abusing the shareholder proposal process in an effort to pressure management into making decisions that we think are contrary to the best interests of [Penn], its employees and its shareholders.” We believe that the Union’s efforts here are similarly superficial and have nothing to do with the perceived harm of our classified board structure to shareholder value.
We believe it is important for our shareholders to understand that the Union’s proposal is yet another of a series of actions intended to materially harm the Company. In addition to the history of the Union’s dealings with Penn and the Union’s submission of this proposal, on March 23, 2015, the Union sent a letter to the Missouri Gaming Commission urging them to take actions against a value enhancing strategic transaction between the Company and Pinnacle Entertainment, Inc. Announcement of the proposed transaction on March 9, 2015 has resulted in a 14% increase in the Company’s common stock price and a 31% increase in the common stock of Pinnacle Entertainment. The Union is using whatever means available to pressure the companies - they clearly have no regard for what is in the best interests of shareholders. Why would they? According to the information provided with their proposal, they only own 176 shares.
Recent studies indicate that classified boards are linked to improved financial performance and call into question studies cited by the proponent.
The Union cites various empirical studies in support of its proposal to declassify our Board. The Union points to these studies for the proposition that classified boards are associated with lower firm valuation and poor corporate decision making. In addition, these studies suggest that firms with classified boards are more likely to make acquisitions that decrease shareholder value and are associated with lower returns to shareholders in the event of a takeover. However, as described below, recent studies suggest this fundamental element of the Union’s argument is far short of a universal truth and for many companies is false.
Our Board is well aware that declassification has gained momentum in recent years, primarily as a result of pressure from proxy advisory services, and a handful of shareholder activists with nominal share ownership. These proponents usually advance their view that a declassified board is a corporate governance best practice because of their belief that classification reduces director accountability and gives shareholders less control, which ultimately

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results in a reduction in shareholder value. Most of these proponents also appear to believe that declassification is appropriate for all companies - one size fits all - without regard to the specific facts and circumstances of the companies that are targeted with their proposals. They often cite a number of studies in support of these views, many of which were prepared by zealous proponents of declassification whose apparent mission it is to declassify the board of every public company in the United States without regard to the potential impact on long-term shareholder value. We believe that this is a reckless approach - particularly when offered by a proponent with only a nominal investment in the Company such as is the case with the Union..
However, as highlighted in a recent article by Stanford Law School professor Joseph A. Grundfest and SEC Commissioner Daniel M. Gallagher, five recent, extensively-researched, independent studies challenge these views. Grundfest and Gallagher, Did Harvard Violate Federal Securities Law? The Campaign Against Classified Boards of Directors, December 2014. More particularly, these recent studies support the proposition that staggered boards are linked to improved financial performance. The most comprehensive of the recent studies covers a significantly longer time period - 1978 to 2011 - and more companies - 3,023 - than the studies cited by the Union that advance the arguments for declassification. Cremers, Litov and Sete, Staggered Boards and Firm Value, Revisited, December 2013 and July 2014. The Cremers study calls into question the negative view of staggered boards advanced by the earlier studies, and concludes “firm value goes up upon the adoption of a staggered board and goes down upon removal of a staggered board.” The authors note that this result is “robust and both economically and statistically significant.”
The authors of the Cremers study note that their results “are also consistent with the literature suggesting that staggered boards provide a value-increasing measure of stability and continuity.” The Cremers study further finds stocks of companies adopting a classified board structure tend to have abnormal positive returns around the time they adopt a classified board, and stocks of companies that eliminate a classified board tend to have no or negative abnormal returns. The authors of the Cremers study ultimately conclude: “From a broader perspective, these results cast a doubt on recent academic and regulatory proposals in favor of shareholder empowerment, documenting that a system of strong shareholder rights may reduce rather than increase firm value….In contrast to this claim, our results seem to suggest that the traditional board-centered model (i.e., vesting authority primarily on the board to run the corporation) can efficiently serve the interests of both shareholders and society as a whole.”
Another of these more recent studies looked at 384 companies during the 20 year period between 1991 and 2011 and concluded that “firms that destagger tend to have poorer accounting performance, particularly after a year subsequent to destaggering.” Ge, Tanlu, and Zhang, Board Destaggering: Corporate Governance Out of Focus?, 2014. In addition, this study concluded that “contrary to the implications of the extant research on staggered boards and claims made by active investors, destaggering does not appear to always lead to improved firm performance; on the contrary, destaggering could lead to managerial short-termism and less effective board monitoring.”
Finally, these new studies have recognized that “the ‘one size fits all’ approach to board structure may be misguided.” Ahn and Shrestha, The Differential Effects of Classified Boards on Firm Value, 2013. In this regard, the Ahn study determined that “[b]oard classification is value-enhancing for firms that are easy to monitor and have greater advising needs.” As observed by Gallagher and Grundfest, in situations where a board plays a strong advisory role, “the presence of a staggered board can help promote stability in board-management relationships in a manner that that enhances performance.” Given that we are still a relatively new company which was spun out of Penn in November 2013, our Board plays a key advisory role in the growth and direction of our business as we quickly seek to grow and diversify. With less than two years of independent operations, we believe that a classified Board is an appropriate governance feature for the Company and in the best interest of the Company and its shareholders.
Longer director terms foster institutional memory and director independence.
It is critical that our directors develop an in-depth knowledge and understanding of our business and operations, and, collectively, have an institutional memory of our past successes and failures in order to effectively oversee our portfolio of properties, manage our risks, and plan for our future. Our Board’s institutional memory persists and is strengthened year after year, as generally, two-thirds of our Board continues in service after each annual meeting. Further, this in-depth knowledge and institutional memory actually fosters our directors’ independence because our directors become less reliant on management’s perspective when faced with key decisions. We believe these attributes are best achieved by a sustained period of service, and continuity and stability of leadership. Further, we believe that our classified board structure helps us to attract and retain highly qualified individuals to serve on our Board, because we are able to retain individuals willing to commit the time and resources necessary to develop the in-depth knowledge and understanding demanded by our business and by our regulators.

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A classified board structure supports and protects our long-term growth initiatives and provides a key competitive advantage.
We believe that shareholder value will be maximized when our Board is able to focus on making sound decisions to provide for long-term growth. Our primary business consists of acquiring, financing and owning real estate property to be leased to gaming operators pursuant to long-term leases. One of the key drivers of our future growth is our ability to successfully identify, obtain, and execute on the acquisition of gaming facilities and long-term development projects. Our long-term objectives include the diversification of our real estate holdings both geographically, as well as through leases with gaming operators other than Penn. In order to achieve these long-term objectives, we will need to successfully identify and acquire suitable properties and enter into commercial relationships with additional gaming operators, all of which are time intensive undertakings which may take years to complete. Board classification provides our directors the confidence to take on long-term initiatives that are expected ultimately to benefit our shareholders, without the pressure for immediate financial performance that can be created by an annual election contest. Three-year terms ensure that our Board maintains a long-term view and endeavors to achieve the Company’s key objective of diversifying its portfolio and maximizing shareholder value.
In addition, as we compete for new development opportunities within the heavily regulated gaming industry, we believe that our ability to provide a high degree of certainty to business partners regarding our ability to obtain the state regulatory approvals necessary to close a transaction provides a key competitive advantage. Our directors are licensed by gaming regulatory agencies in several key states. Currently, there are no other REIT competitors with the experience and scope of license coverage possessed by the Company and its Board. It is not uncommon for the licensing process to take a year or more for individuals that have not been licensed previously. Further, the acquisition of a gaming facility typically requires six to twelve months to obtain the necessary state regulatory approvals and will often begin and end in different director election cycles. With a classified Board, the Company can credibly assure potential development partners and state regulatory agencies that our Board will provide a source of integrity, stability and continuity of direction over the long-term, which is a key component to obtaining the necessary approvals.
Longer director terms allow us to attract a larger pool of qualified candidates willing to serve as directors of a company within our heavily regulated industry.
The ownership, operation, and management of gaming and racing facilities are subject to pervasive regulation. These regulations impact both our ownership and operation of the TRS properties and the operations of our gaming tenants. Our ownership and operation of the TRS properties subject GLPI and its officers and directors to the jurisdiction of the gaming regulatory agencies in Louisiana and Maryland. Further, many gaming and racing regulatory agencies in the jurisdictions in which Penn operates as our tenant require GLPI and/or its affiliates to maintain a license as a key business entity or supplier, including Illinois, Indiana, Mississippi, Missouri, Ohio and Pennsylvania. The licensing process is onerous, invasive, time consuming, and expensive. Because of this, it is very difficult to identify qualified candidates willing to subject themselves as well as their families to the rigorous and intrusive process necessary to obtain a gaming license. We believe that our classified board structure allows us to attract a larger pool of qualified director candidates who are willing to subject themselves and their families to the regulatory approval process in light of the opportunity to serve a three-year term. These three-year terms, in turn, foster the continuity preferred by our regulators and allow our directors to devote the time and energy to our business that is necessary to foster institutional memory and director effectiveness. By implementing a classified board structure we also believe we have been able to limit the expense associated with the licensing process and the exposure to increased regulatory scrutiny associated with board turnover. By maintaining a classified Board, we are able to assure regulators that our Board will at all times consist of a majority of directors who have been thoroughly investigated and previously approved as “suitable” to serve as directors of the Company.
Our classified board structure assists our Board in maximizing shareholder value in the event of an unsolicited takeover attempt.
Our classified Board is our most significant leverage to help maximize shareholder value in the event of an unsolicited takeover proposal. Our classified Board provides us valuable leverage to negotiate effectively on behalf of all of our shareholders. Because it would take a two-year election cycle to change control of our Board, a potential buyer would have to negotiate with a majority of a Board comprised of seasoned directors who remained independent of the potential buyer. This would afford our Board time to evaluate the fairness and adequacy of the proposal and to carefully evaluate alternatives, which might include pressing the potential buyer for a higher price,

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seeking out other potential buyers who might be a better fit or pay a higher price, or rejecting any acquisition altogether if continuing on the then-current course were viewed by the Board as likely ultimately to result in the highest value for shareholders.
This independence and ability to negotiate effectively on behalf of all shareholders would be lost if a potential acquirer were able to replace a majority of the Board with its own candidates in one election cycle because such candidates, if elected, would most likely be focused on getting the best price for the potential acquirer, rather than protecting the interests of all shareholders.
Board Recommendation
For the foregoing reasons, the Board believes declassification is not in the best interests of shareholders, and unanimously recommends a vote “AGAINST” the proposal relating to declassification of the Board.

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OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2016 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2016 Annual Meeting of Shareholders must be received by us no later than January 1, 2016 and must comply with the requirements of the proxy rules promulgated by the SEC.
In accordance with our bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2016 Annual Meeting of Shareholders, other than a shareholder proposal intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a shareholder's notice must be hand-delivered or mailed by certified or registered mail, return receipt requested, to our principal executive offices, together with all supporting documentation required by our bylaws, not prior to January 20, 2016 nor later than February 19, 2016. Shareholder proposals should be addressed to Gaming and Leisure Properties, Inc., 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Secretary.
ANNUAL REPORT TO SHAREHOLDERS
Our 2014 Annual Report has been posted, and is available without charge, on our corporate website at www.glpropinc.com. For shareholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2014 Annual Report. For shareholders receiving a printed copy of this Proxy Statement, a copy of our 2014 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2014 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Gaming and Leisure Properties, Inc., 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Secretary.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
We have adopted a procedure, approved by the SEC, called "householding." Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2014 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2014 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact us by telephone at 610.401.2900 or in writing at 825 Berkshire Boulevard, Suite 400, Wyomissing, Pennsylvania 19610, Attention: Secretary. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2014 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us as indicated above.
If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the 2014 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company's common stock sharing an address.

58 |    Notice of Annual Meeting of Shareholders and Proxy Statement

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

GAMING&LEISURE PROPERTIES, INC

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 17, 2015.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF NOMINEES AND "FOR" PROPOSAL 2.

	FOR all Nominees listed to the left (except as marked to the contrary)	**WITHHOLD AUTHORITY** to vote for all nominees listed to the left
01. Wesley R. Edens 02. David A. Handler	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

	FOR	AGAINST	ABSTAIN
3. To consider a shareholder proposal to eliminate classified board of directors, if properly presented at the Annual Meeting.	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2015.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The Proxy Statement and our 2014 Annual Report to Shareholders are available at: http://www.cstproxy.com/glpropinc/2015

FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED

PROXY

Gaming and Leisure Properties, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Peter M. Carlino and Joseph W. Marshall, III, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $0.01 per share, of Gaming and Leisure Properties, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on June 18, 2015, at 10:00 a.m. Eastern Time at Ballad Spahr LLP, 1735 Market Street, 51st Fl., Philadelphia, PA 19103, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 30, 2015, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors recommends that you vote your shares as follows:

•	FOR each of the board’s two (2) nominees as Class II directors for the board of directors (Proposal No. 1).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2).

•	AGAINST a shareholder proposal to eliminate our classified board of directors, if properly presented at the Annual Meeting (Proposal No. 3).

PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)